Exhibit 99.1

News Release

CONTACTS:	Jim Eglseder (Investors) (513) 534-8424 Laura Wehby (Investors) (513) 534-7407 Larry Magnesen (Media) (513) 534-8055	FOR IMMEDIATE RELEASE January 23, 2014

FIFTH THIRD ANNOUNCES FOURTH QUARTER EARNINGS PER DILUTED SHARE OF $0.43

2013 EARNINGS PER DILUTED SHARE OF $2.02, UP 22 PERCENT FROM 2012

Record full year net income and net income to common shareholders

•	4Q13 net income available to common shareholders of $383 million, or $0.43 per diluted common share

•	4Q13 return on average assets (ROA) of 1.24%; return on average common equity of 10.8%; return on average tangible common equity** of 13.1%

•	Pre-provision net revenue (PPNR)** of $614 million in 4Q13, including $91 million pre-tax gains on the valuation of the Vantiv warrant and $69 million increased litigation reserves

•	Net interest income (FTE) of $905 million, up 1% sequentially; net interest margin of 3.21%

•	Period end portfolio loans of $88.6 billion, up $1.4 billion; average portfolio loans up 1% sequentially

•	Noninterest income of $703 million compared with $721 million in prior quarter (gains on Vantiv investments similar in each quarter)

•	Noninterest expense of $989 million, up 3% from 3Q13, driven by higher litigation reserve expense partially offset by a benefit to the mortgage repurchase provision

•	Overall credit trends remain favorable

•	4Q13 net charge-offs of $148 million (0.67% of loans and leases) vs. 3Q13 NCOs of $109 million (0.49% of loans and leases) and 4Q12 NCOs of $147 million (0.70% of loans and leases); 4Q13 results included $43 million of charge-offs on a loan restructured during the quarter and $6 million of home equity charge-offs due to a change in policy, which together contributed 22 bps to the 4Q13 charge off ratio

•	4Q13 provision expense of $53 million vs. $51 million in 3Q13 and $76 million in 4Q12

•	Allowance for loan and lease losses decreased $95 million sequentially reflecting continued improvement in credit trends and charges to the allowance; allowance to loan ratio of 1.79%

•	Total nonperforming assets (NPAs) of $986 million, including loans held-for-sale (HFS), declined $39 million, or 4%, sequentially; portfolio NPA ratio of 1.10% down 6 bps from 3Q13, NPL ratio of 0.84% down 4 bps from 3Q13; results reflect $46 million of additions due to a change in policy on home equity nonaccruals

•	Strong capital ratios*; sequentially reduced due to 4Q13 repurchases

•	Tier 1 common ratio 9.38%**, vs. 9.88% in 3Q13 (Basel III pro forma estimate of ~9.0%**)

•	Tier 1 risk-based capital ratio 10.35%, Total risk-based capital ratio 14.07%, Leverage ratio 9.64%

•	Tangible common equity ratio** of 8.63% excluding unrealized gains/losses; 8.69% including them

•	Book value per share of $15.85; tangible book value per share** of $13.00; down 1% from 3Q13 and up 5% from 4Q12

•	Repurchased 32 million common shares in 4Q13; reduced average diluted share count by 12 million

*	Capital ratios estimated; presented under current U.S. capital regulations. The pro forma Basel III Tier I common equity ratio is management’s estimate based upon its current interpretation of recent prospective regulatory capital requirements approved in July 2013. See “Capital Position” section for more information.
**	Non-GAAP measure; see Reg. G reconciliation on page 34.

Fifth Third Bancorp (Nasdaq: FITB) today reported record full year 2013 net income of $1.8 billion, up 16 percent from net income of $1.6 billion in 2012. After preferred dividends, 2013 net income available to common shareholders was a record $1.8 billion, or $2.02 per diluted share, up 17 percent compared with 2012 net income available to common shareholders of $1.5 billion, or $1.66 per diluted share.

Fourth quarter 2013 net income was $402 million, a decrease of 4 percent from net income of $421 million in the third quarter of 2013 and an increase of 1 percent from net income of $399 million in the fourth quarter of 2012. After preferred dividends, net income available to common shareholders was $383 million, or $0.43 per diluted share, in the fourth quarter 2013, compared with $421 million, or $0.47 per diluted share, in the third quarter 2013, and $390 million, or $0.43 per diluted share, in the fourth quarter of 2012.

Fourth quarter 2013 included:

Income

•	$91 million positive valuation adjustment on the Vantiv warrant

•	($18 million) charge related to the valuation of the total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares

•	$9 million annual payment received from Vantiv pursuant to tax receivable agreement

Expenses

•	($69 million) in net charges to increase litigation reserves

•	($8 million) of debt extinguishment costs associated with the redemption of Fifth Third Capital Trust IV trust preferred securities (TruPS)

•	($8 million) contribution to Fifth Third Foundation

•	($8 million) in severance expense

Results also included a benefit to the mortgage repurchase provision of $28 million primarily related to Fifth Third’s settlement with Freddie Mac and corresponding expectations for future repurchase requests and file claims.*

Third quarter 2013 included:

Income

•	$85 million gain on the sale of Vantiv shares

•	$6 million positive valuation adjustment on the Vantiv warrant

•	($2 million) charge related to the valuation of the Visa total return swap

Expenses

•	($30 million) in charges to increase litigation reserves

•	($5 million) in severance expense

•	($5 million) in large bank assessments for 2012 and 2013 initiated by regulators under the Dodd-Frank Act

•	($4 million) seasonal pension settlement charge

Results also included a benefit to the mortgage repurchase provision of $4 million.

Fourth quarter 2012 included:

Income

•	$157 million gain on the sale of Vantiv shares

•	($19 million) negative valuation adjustment on the Vantiv warrant

•	($15 million) charge related to the valuation of the Visa total return swap

Expenses

•	($134 million) of debt extinguishment costs associated with the termination of Federal Home Loan Bank (FHLB) debt

•	($13 million) in charges to increase litigation reserves

•	($3 million) in severance expense

Other

•	Fourth quarter 2012 taxes were reduced by approximately $10 million due to the termination of certain leases

Results also included the impact of $47 million in mortgage repurchase provision.

*	Additionally, as previously announced, Fifth Third entered into a settlement for $25 million with Freddie Mac to resolve certain repurchase claims associated with mortgage loans originated and sold prior to January 1, 2009, which was charged against the representation and warranty reserve.

Earnings Highlights

	For the Three Months Ended					% Change
	December 2013	September 2013	June 2013	March 2013	December 2012	Seq	Yr/Yr
Earnings ($ in millions)
Net income attributable to Bancorp	$402	$421	$591	$422	$399	(4%)	1%
Net income available to common shareholders	$383	$421	$582	$413	$390	(9%)	(2%)
Common Share Data
Earnings per share, basic	0.44	0.47	0.67	0.47	0.44	(6%)	—
Earnings per share, diluted	0.43	0.47	0.65	0.46	0.43	(9%)	—
Cash dividends per common share	0.12	0.12	0.12	0.11	0.10	—	20%
Financial Ratios
Return on average assets	1.24%	1.35%	1.94%	1.41%	1.33%	(8%)	(7%)
Return on average common equity	10.8	12.1	17.3	12.5	11.5	(10%)	(6%)
Return on average tangible common equity	13.1	14.7	21.1	15.4	14.1	(11%)	(7%)
Tier I risk-based capital	10.35	11.14	11.07	10.83	10.65	(7%)	(3%)
Tier I common equity	9.38	9.88	9.43	9.70	9.51	(5%)	(1%)
Net interest margin(a)	3.21	3.31	3.33	3.42	3.49	(3%)	(8%)
Efficiency(a)	61.5	59.2	53.2	59.8	65.2	4%	(6%)
Common shares outstanding (in thousands)	855,306	887,030	851,474	874,645	882,152	(4%)	(3%)
Average common shares outstanding (in thousands):
Basic	868,077	880,183	858,583	870,923	884,676	(1%)	(2%)
Diluted	877,511	888,111	900,625	913,163	925,585	(1%)	(5%)

(a)	Presented on a fully taxable equivalent basis.

The percentages in all of the tables in this earning release are calculated on actual dollar amounts and not the rounded dollar amounts.

NM:	Not meaningful.

“Fifth Third reported full year net income available to common shareholders of $1.8 billion in 2013, which marks the best result in our Company’s history and represents 17 percent growth from strong 2012 earnings,” said Kevin T. Kabat, Vice Chairman and CEO of Fifth Third Bancorp. “Return on average assets of 1.48 percent increased 11 percent over last year, and return on average tangible common equity of 16.0 percent was up 12 percent over last year.

“Fourth quarter earnings of $402 million rounded out a very good year. Earning asset growth, including 2 percent sequential loan growth, contributed to a $7 million increase in net interest income. Total deposits were up 5 percent sequentially, highlighted by 8 percent demand deposit growth. Most fee income comparisons were up, led by mortgage banking which increased 4 percent sequentially, and service charges on deposits, investment advisory revenue, and card and processing revenue which all increased in the low single digits.

“Full year net charge-offs were down more than $200 million, or 29 percent from last year, and were at the lowest levels since 2007. Nonperforming assets were down 24 percent from last year and were at the lowest levels since 2006.

*	Non-GAAP measure; see Reg. G reconciliation on page 34.

“We continued to prudently and actively manage our capital position, reducing our share count by 3 percent, inclusive of the additional 35.5 million shares attributable to the conversion of our Series G preferred stock to common stock during the year. We also increased our annual dividends to $0.47 per share, up 31 percent from 2012. Despite these substantial returns, shareholders’ equity increased 4 percent from a year ago. Fifth Third performed very well in 2013, and we feel the Company is well positioned to succeed as we enter 2014.”

Income Statement Highlights

	For the Three Months Ended					% Change
	December 2013	September 2013	June 2013	March 2013	December 2012	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$905	$898	$885	$893	$903	1%	—
Provision for loan and lease losses	53	51	64	62	76	5%	(30%)
Total noninterest income	703	721	1,060	743	880	(2%)	(20%)
Total noninterest expense	989	959	1,035	978	1,163	3%	(15%)

Income before income taxes (taxable equivalent)	566	609	846	596	544	(7%)	4%

Taxable equivalent adjustment	5	5	5	5	4	4%	17%
Applicable income taxes	159	183	250	179	144	(13%)	11%

Net income	402	421	591	412	396	(5%)	2%
Less: Net income attributable to noncontrolling interests	—	—	—	(10)	(3)	NM	(89%)

Net income attributable to Bancorp	402	421	591	422	399	(4%)	1%
Dividends on preferred stock	19	—	9	9	9	—	NM

Net income available to common shareholders	383	421	582	413	390	(9%)	(2%)

Earnings per share, diluted	$0.43	$0.47	$0.65	$0.46	$0.43	(9%)	—

Net Interest Income

	For the Three Months Ended					% Change
	December 2013	September 2013	June 2013	March 2013	December 2012	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$1,007	$997	$989	$1,000	$1,020	1%	(1%)
Total interest expense	102	99	104	107	117	3%	(13%)

Net interest income (taxable equivalent)	$905	$898	$885	$893	$903	1%	—

Average Yield
Yield on interest-earning assets (taxable equivalent)	3.57%	3.68%	3.73%	3.84%	3.94%	(3%)	(9%)
Rate paid on interest-bearing liabilities	0.52%	0.54%	0.57%	0.59%	0.65%	(3%)	(20%)

Net interest rate spread (taxable equivalent)	3.05%	3.14%	3.16%	3.25%	3.29%	(3%)	(7%)

Net interest margin (taxable equivalent)	3.21%	3.31%	3.33%	3.42%	3.49%	(3%)	(8%)
Average Balances ($ in millions)
Loans and leases, including held for sale	$88,865	$89,154	$89,473	$88,880	$86,180	—	3%
Total securities and other short-term investments	23,043	18,528	16,962	16,846	16,765	24%	37%
Total interest-earning assets	111,908	107,682	106,435	105,726	102,945	4%	9%
Total interest-bearing liabilities	77,573	73,190	73,363	74,038	71,420	6%	9%
Bancorp shareholders’ equity	14,757	14,440	14,221	13,779	13,855	2%	7%

*	Non-GAAP measure; see Reg. G reconciliation on page 34.

Net interest income of $905 million on a fully taxable equivalent basis increased $7 million from the third quarter. The increase was driven by higher balances and yields in investment securities, higher portfolio loan balances, and the benefit from high-priced CDs that matured during the quarter. These benefits were partially offset by the effects of loan repricing, lower held-for-sale loan balances, and higher interest expense as a result of debt issuances during the quarter.

The net interest margin was 3.21 percent, a decrease of 10 bps from 3.31 percent in the previous quarter. The decline in net interest margin was largely due to higher cash balances driven by strong deposit growth as well as the impact of the debt issuances during the quarter. Otherwise, the benefit from the maturity of high-priced CDs and higher securities yields offset the impact of lower loan yields.

Compared with the fourth quarter of 2012, net interest income increased $2 million and the net interest margin decreased 28 bps, driven by lower asset yields partially offset by higher average loan balances, lower long-term debt expense due to a reduction in higher cost average long-term debt, and run-off in higher-priced CDs.

Securities

Average securities and other short-term investments were $23.0 billion in the fourth quarter of 2013 compared with $18.5 billion in the previous quarter and $16.8 billion in the fourth quarter of 2012. Average securities of $18.4 billion increased $1.8 billion from the prior quarter, largely due to net securities added during the third quarter of 2013 and approximately $550 million net additions in the fourth quarter of 2013. Other short-term investments average balances of $4.6 billion increased $2.7 billion sequentially with higher interest-bearing cash balances held at the Federal Reserve at quarter end related to deposit growth and the debt issuances during the quarter.

Loans

	For the Three Months Ended					% Change
	December 2013	September 2013	June 2013	March 2013	December 2012	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial and industrial loans	$38,835	$38,133	$37,630	$36,395	$34,301	2%	13%
Commercial mortgage loans	8,047	8,273	8,618	8,965	9,193	(3%)	(12%)
Commercial construction loans	952	793	713	695	686	20%	39%
Commercial leases	3,578	3,572	3,552	3,556	3,509	—	2%

Subtotal—commercial loans and leases	51,412	50,771	50,513	49,611	47,689	1%	8%

Consumer:
Residential mortgage loans	12,609	12,486	12,260	12,096	11,846	1%	6%
Home equity	9,296	9,432	9,625	9,872	10,129	(1%)	(8%)
Automobile loans	12,019	12,083	11,887	11,961	11,944	(1%)	1%
Credit card	2,202	2,140	2,071	2,069	2,029	3%	9%
Other consumer loans and leases	357	360	351	294	306	(1%)	17%

Subtotal—consumer loans and leases	36,483	36,501	36,194	36,292	36,254	—	1%

Total average loans and leases (excluding held for sale)	$87,895	$87,272	$86,707	$85,903	$83,943	1%	5%
Average loans held for sale	970	1,882	2,766	2,977	2,237	(48%)	(57%)

Average loan and lease balances (excluding loans held-for-sale) increased $623 million, or 1 percent, sequentially and increased $4.0 billion, or 5 percent, from the fourth quarter of 2012. The increase in average loans and leases was primarily driven by growth in the commercial and industrial (C&I), commercial construction, and residential mortgage loan portfolios. The growth was partially offset by declines in commercial mortgage, home equity, and auto loans. Period end loans and leases (excluding loans held-for-sale) of $88.6 billion increased $1.4 billion, or 2 percent, sequentially and $2.8 billion, or 3 percent, from a year ago.

Average commercial portfolio loan and lease balances increased $641 million, or 1 percent, sequentially and increased $3.7 billion, or 8 percent, from the fourth quarter of 2012. The increase from prior periods was largely driven by growth in average C&I loans of $702 million from the prior quarter and $4.5 billion from the fourth quarter of 2012, partially offset by lower average commercial real estate balances. Within commercial real estate, average commercial mortgage balances continued to decline although average commercial construction balances increased for the fourth consecutive quarter. Commercial line usage, on an end of period basis, was 29 percent of committed lines in the fourth quarter of 2013 compared with 30 percent in the third quarter of 2013 and 31 percent in the fourth quarter of 2012.

Average consumer portfolio loan and lease balances were flat sequentially and increased 1 percent year-over-year. Average residential mortgage loans increased $123 million sequentially and $763 million from a year ago, reflecting the continued retention of certain residential mortgage loans. Otherwise, on a sequential basis, average home equity and auto loans each declined 1 percent due to seasonally lower production volumes while average bankcard loans increased 3 percent reflecting growth in actively used cards and seasonally higher balances. Compared with the fourth quarter of 2012, growth in all other consumer loan categories was partially offset by lower home equity balances as paydowns continue to outpace new production.

Average loans held-for-sale balances of $970 million decreased $912 million sequentially and $1.3 billion compared with the fourth quarter of 2012. Period end loans held-for-sale of $944 million decreased $386 million from the previous quarter and $2.0 billion from the fourth quarter of 2012. Both comparisons reflected lower residential mortgage held-for-sale balances due to the lower volume of mortgage originations.

Deposits

	For the Three Months Ended					% Change
	December 2013	September 2013	June 2013	March 2013	December 2012	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand	$30,765	$30,655	$29,682	$28,565	$29,223	—	5%
Interest checking	24,650	23,116	22,796	23,763	23,556	7%	5%
Savings	17,323	18,026	18,864	19,576	20,216	(4%)	(14%)
Money market	11,285	9,693	8,918	7,932	6,026	16%	87%
Foreign office(a)	1,717	1,755	1,418	1,102	1,174	(2%)	46%

Subtotal—Transaction deposits	85,740	83,245	81,678	80,938	80,195	3%	7%
Other time	3,529	3,676	3,859	3,982	4,094	(4%)	(14%)

Subtotal—Core deposits	89,269	86,921	85,537	84,920	84,289	3%	6%
Certificates—$100,000 and over	7,456	7,315	6,519	4,017	3,084	2%	142%
Other	—	17	10	40	32	(99%)	(99%)

Total deposits	$96,725	$94,253	$92,066	$88,977	$87,405	3%	11%

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits increased $2.3 billion, or 3 percent, sequentially and increased $5.0 billion, or 6 percent, from the fourth quarter of 2012. Average transaction deposits, which are included in core deposits, increased $2.5 billion, or 3 percent, from the third quarter of 2013 and $5.5 billion, or 7 percent from the fourth quarter of 2012 driven by higher money market account, interest checking, and demand deposit balances, partially offset by lower savings balances. Other time deposits, primarily CDs, decreased 4 percent sequentially and 14 percent compared with the fourth quarter of 2012.

Commercial average transaction deposits increased 6 percent sequentially and 10 percent from the previous year. Sequential and year-over-year growth reflected higher money market account, interest checking, and demand deposit balances due to new accounts and customers holding higher balances.

Consumer average transaction deposits increased 1 percent sequentially and 4 percent from the fourth quarter of 2012. The sequential increase reflected higher interest checking and money market account balances, which were partially offset by lower savings and demand deposit balances. Year-over-year growth was driven by increased money market account and demand deposit balances partially offset by lower savings balances. Consumer CDs included in core deposits declined 4 percent sequentially and 14 percent year-over-year driven by maturities of higher-rate CDs.

Wholesale Funding

	For the Three Months Ended					% Change
	December 2013	September 2013	June 2013	March 2013	December 2012	Seq	Yr/Yr
Average Wholesale Funding ($ in millions)
Certificates—$100,000 and over	$7,456	$7,315	$6,519	$4,017	$3,084	2%	NM
Other deposits	—	17	10	40	32	(99%)	(99%)
Federal funds purchased	301	464	560	691	794	(35%)	(62%)
Other short-term borrowings	2,177	1,675	2,867	5,429	4,553	30%	(52%)
Long-term debt	9,135	7,453	7,552	7,506	7,891	23%	16%

Total wholesale funding	$19,069	$16,924	$17,508	$17,683	$16,354	13%	17%

Average wholesale funding of $19.1 billion increased $2.1 billion, or 13 percent, sequentially and increased $2.7 billion, or 17 percent, compared with the fourth quarter of 2012. The sequential increase was driven by an increase in long-term debt and short-term borrowings, however, short-term borrowings on an end of period basis decreased by $2.1 billion from the prior quarter due to a decline in FHLB borrowings. The year-over-year increase reflected the issuance of certificates $100,000 and over and an increase in long-term debt, partially offset by a decrease in short-term borrowings. Average long-term debt balances reflected the issuance of $750 million in Bancorp subordinated debt and $1.75 billion in Bank senior debt in the fourth quarter of 2013, as well as the full quarter impact of the $1.3 billion in long-term funding issued in conjunction with the auto securitization in August of 2013. On December 30, 2013, Fifth Third also redeemed $750 million of Fifth Third Capital Trust IV TruPS, which did not impact the average balances due to the timing of the redemption.

Noninterest Income

	For the Three Months Ended					% Change
	December 2013	September 2013	June 2013	March 2013	December 2012	Seq	Yr/Yr
Noninterest Income ($ in millions)
Service charges on deposits	$142	$140	$136	$131	$134	1%	6%
Corporate banking revenue	94	102	106	99	114	(8%)	(18%)
Mortgage banking net revenue	126	121	233	220	258	4%	(51%)
Investment advisory revenue	98	97	98	100	93	2%	6%
Card and processing revenue	71	69	67	65	66	3%	8%
Other noninterest income	170	185	414	109	215	(7%)	(21%)
Securities gains, net	2	2	—	17	2	(36%)	(23%)
Securities gains (losses), net—non-qualifying hedges on mortgage servicing rights	—	5	6	2	(2)	(100%)	100%

Total noninterest income	$703	$721	$1,060	$743	$880	(2%)	(20%)

Noninterest income of $703 million decreased $18 million sequentially and $177 million compared with prior year results. These comparisons reflect the impacts described below.

Fourth quarter 2013 results included a $91 million positive valuation adjustment on the Vantiv warrant as well as $9 million in payments received pursuant to Fifth Third’s tax receivable agreement with Vantiv which is expected to be an annual payment from this point forward. This compares with an $85 million gain on the sale of Vantiv shares and a $6 million positive warrant valuation adjustment in the third quarter of 2013, and a $157 million gain on the sale of Vantiv shares and a $19 million negative warrant valuation adjustment in the fourth quarter of 2012. Quarterly results also included charges related to the valuation of the total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares. Negative valuation adjustments on this swap were $18 million, $2 million, and $15 million in the in the fourth quarter of 2013, the third quarter of 2013, and the fourth quarter of 2012, respectively. Excluding these items and net securities gains in all periods, noninterest income of $619 million decreased $11 million, or 2 percent, from the previous quarter and decreased $136 million, or 18 percent, from the fourth quarter of 2012. The sequential decline was primarily due to lower corporate banking revenue and other noninterest income. The year-over-year decline was primarily the result of lower mortgage banking net revenue and corporate banking revenue.

Service charges on deposits of $142 million increased 1 percent from the third quarter and increased 6 percent compared with the same quarter last year. Retail service charges were flat sequentially and increased 6 percent from the fourth quarter of 2012. The year-over-year increase was primarily related to the transition to our new and simplified deposit product offerings. Commercial service charges increased 2 percent sequentially and 6 percent from a year ago primarily as a result of new customer accounts and higher treasury management fees.

Corporate banking revenue of $94 million decreased 8 percent from the third quarter of 2013 and decreased 18 percent from the same period last year. The sequential decline was primarily driven by lower lease remarketing and syndication fees, partially offset by higher institutional sales revenue, foreign exchange fees and business lending fees. The year-over-year decline was primarily driven by lower lease remarketing, syndication fees, interest rate derivatives and letter of credit fees, which benefited the year-ago quarter from higher activity in anticipation of changes to tax rules. The decline in lease remarketing fees was driven by a $9 million write-down of equipment value on an operating lease during the quarter.

Mortgage banking net revenue was $126 million in the fourth quarter of 2013, a 4 percent increase from the third quarter of 2013 and a 51 percent decrease from the fourth quarter of 2012. Fourth quarter 2013 originations were $2.6 billion, compared with $4.8 billion in the previous quarter and $7.0 billion in the fourth quarter of 2012. Fourth quarter 2013 originations resulted in gains of $60 million on mortgages sold, compared with gains of $74 million during the previous quarter and $239 million during the fourth quarter of 2012. The decrease from the prior quarter reflected lower production partially offset by increased gain on sale margins, while the decrease from the prior year reflected lower production and lower gain on sale margins. Mortgage servicing fees this quarter were $64 million, compared with $63 million in the previous quarter and $64 million in the fourth quarter of 2012. Mortgage banking net revenue is also affected by net servicing asset valuation adjustments, which include mortgage servicing rights (MSR) amortization and MSR valuation adjustments (including mark-to-market adjustments on free-standing derivatives used to economically hedge the MSR portfolio). These net servicing asset valuation adjustments were positive $3 million in the fourth quarter of 2013 (reflecting MSR amortization of $23 million and MSR valuation adjustments of positive $26 million); negative $16 million in the third quarter of 2013 (MSR amortization of $39 million and MSR valuation adjustments of positive $23 million); and negative $45 million in the fourth quarter of 2012 (MSR amortization of $52 million and MSR valuation adjustments of positive $7 million). The mortgage servicing asset, net of the valuation reserve, was $967 million at quarter end on a servicing portfolio of $69 billion.

Net gains on securities held as non-qualifying hedges for the MSR portfolio were zero in the fourth quarter of 2013, compared with net gains of $5 million in the third quarter of 2013 and net losses of $2 million in the fourth quarter of 2012.

Investment advisory revenue of $98 million increased 2 percent from the third quarter and 6 percent year-over-year. The sequential and year-over-year increase was attributable to higher brokerage fees and private client services revenue reflecting strong production and market performance. These increases were partially offset by a decrease in institutional trust fees.

Card and processing revenue of $71 million in the fourth quarter of 2013 increased 3 percent sequentially and 8 percent from the fourth quarter of 2012, reflecting the impact of higher transaction volumes and an increase in the number of actively used cards.

Other noninterest income totaled $170 million in the fourth quarter of 2013, compared with $185 million in the previous quarter and $215 million in the fourth quarter of 2012. Other noninterest income included effects of the valuation of the Vantiv warrant and changes in income related to the valuation of the Visa total return swap. For the quarters ending December 31, 2013, September 30, 2013, and December 31, 2012, the impact of warrant valuation adjustments were positive $91 million, positive $6 million, and negative $19 million, respectively, and changes in income related to the Visa total return swap were losses of $18 million, $2 million, and $15 million, respectively. The fourth quarter of 2013 also included $9 million in payments received pursuant to Fifth Third’s tax receivable agreement with Vantiv which is expected to be an annual payment from this point forward. Gains on the sale of Vantiv shares were $85 million in the third quarter of 2013 and $157 million in the fourth quarter of 2012. Excluding the items detailed above, other noninterest income of $88 million decreased approximately $8 million, or 8 percent, from the third quarter of 2013 and decreased approximately $4 million, or 4 percent, from the fourth quarter of 2012.

Net credit-related costs recognized in other noninterest income were $5 million in the fourth quarter of 2013 versus $5 million last quarter and $13 million in the fourth quarter of 2012. Fourth quarter 2013 results primarily reflected $6 million of losses on other real estate owned (OREO) and $2 million of fair value charges on commercial loans held-for-sale. Third quarter 2013 results primarily reflected $5 million of losses on OREO. Fourth quarter 2012 results included $4 million of net gains on sales of commercial loans held-for-sale and $3 million of fair value charges on commercial loans held-for-sale, as well as $10 million of losses on OREO.

Net gains on investment securities were $2 million in the fourth quarter of 2013, compared with $2 million in the previous quarter and $2 million in the fourth quarter of 2012.

Noninterest Expense

	For the Three Months Ended					% Change
	December 2013	September 2013	June 2013	March 2013	December 2012	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$388	$389	$404	$399	$416	—	(7%)
Employee benefits	78	83	83	114	96	(6%)	(19%)
Net occupancy expense	77	75	76	79	76	2%	1%
Technology and communications	53	52	50	49	52	2%	2%
Equipment expense	29	29	28	28	27	—	8%
Card and processing expense	37	33	33	31	31	13%	18%
Other noninterest expense	327	298	361	278	465	10%	(30%)

Total noninterest expense	$989	$959	$1,035	$978	$1,163	3%	(15%)

Noninterest expense of $989 million increased 3 percent from the third quarter of 2013 and decreased 15 percent versus the fourth quarter of 2012.

Fourth quarter 2013 expenses included $69 million in charges to increase litigation reserves, $8 million of debt extinguishment costs associated with the redemption of Fifth Third Capital Trust IV, an $8 million contribution to Fifth Third Foundation, and $8 million in severance expense. Third quarter 2013 expenses included $30 million in charges to increase litigation reserves, $5 million in severance expense, and $5 million in large bank assessment fees. Fourth quarter 2012 expenses included $134 million of debt extinguishment costs associated with the termination of $1 billion of FHLB debt, $13 million in charges to increase litigation reserves and $3 million in severance expense. Excluding these items, the sequential and year-over-year decline reflected lower credit-related costs, including the benefit of a reduction in the mortgage representation and warranty reserve in the fourth quarter, lower compensation-related expense and benefits expense, primarily in the mortgage business, and lower marketing-related expenses.

Credit costs related to problem assets recorded as noninterest expense were a benefit of $12 million in the fourth quarter of 2013, compared with expense of $16 million in the third quarter of 2013 and expense of $68 million in the fourth quarter of 2012. Fourth quarter credit-related expenses included provision for mortgage repurchases that was a benefit of $26 million reflecting the reduction in the mortgage representation and warranty reserve primarily related to Fifth Third’s settlement with Freddie Mac and corresponding expectations for future repurchase requests and file claims. This is compared with a benefit of $4 million in the third quarter and expense of $44 million a year ago. (Realized mortgage repurchase losses were $33 million in the fourth quarter of 2013 reflecting the previously mentioned settlement payment with Freddie Mac, compared with $13 million last quarter and $15 million in the fourth quarter of 2012). Provision for unfunded commitments was a benefit of $5 million in the current quarter, compared with an expense of $1 million last quarter and an expense of $3 million a year ago. Derivative valuation adjustments related to customer credit risk were positive $2 million for the current quarter, immaterial last quarter, and positive $2 million for the year ago quarter. OREO expense was $4 million this quarter, compared with $5 million last quarter and $5 million a year ago. Other problem asset-related expenses were $17 million in the fourth quarter, compared with $14 million the previous quarter and $19 million in the same period last year.

Credit Quality

	For the Three Months Ended
	December 2013	September 2013	June 2013	March 2013	December 2012
Total net losses charged off ($ in millions)
Commercial and industrial loans	($66)	($44)	($33)	($25)	($36)
Commercial mortgage loans	(8)	(2)	(10)	(26)	(17)
Commercial construction loans	(4)	2	—	(3)	(4)
Commercial leases	—	—	(2)	—	1
Residential mortgage loans	(13)	(12)	(15)	(20)	(23)
Home equity	(26)	(19)	(23)	(30)	(34)
Automobile loans	(6)	(6)	(5)	(4)	(9)
Credit card	(21)	(19)	(19)	(20)	(19)
Other consumer loans and leases	(4)	(9)	(5)	(5)	(6)

Total net losses charged off	(148)	(109)	(112)	(133)	(147)
Total losses	(183)	(141)	(145)	(168)	(177)
Total recoveries	35	32	33	35	30

Total net losses charged off	($148)	($109)	($112)	($133)	($147)
Ratios (annualized)
Net losses charged off as a percent of average loans and leases (excluding held for sale)	0.67%	0.49%	0.51%	0.63%	0.70%
Commercial	0.60%	0.35%	0.36%	0.44%	0.46%
Consumer	0.76%	0.70%	0.73%	0.89%	1.01%

Net charge-offs were $148 million in the fourth quarter of 2013, or 67 bps of average loans on an annualized basis, compared with net charge-offs of $109 million in the third quarter 2013 and $147 million in the fourth quarter 2012. During the fourth quarter of 2013, we restructured a single large credit resulting in a charge-off of $43 million, or 19 bps. This charge-off was absorbed by existing reserves for this credit. Additionally, we changed the timing of when home equity loans are placed on nonaccrual and we changed our policy regarding treatment of second lien mortgages behind nonperforming first lien mortgages. This resulted in additional home equity net charge-offs of $6 million, or 3 bps.

Commercial net charge-offs were $78 million, or 60 bps, up $34 million sequentially. C&I net charge-offs of $66 million increased $22 million from the previous quarter primarily reflecting the single restructured credit mentioned above.

Excluding the $43 million charge-off on that credit, commercial and C&I net charge-offs declined from the prior quarter. Commercial real estate net charge-offs increased $12 million from an immaterial amount in the previous quarter.

Consumer net charge-offs were $70 million, or 76 bps, up $5 million sequentially. Net charge-offs on residential mortgage loans in the portfolio were $13 million, up $1 million from the previous quarter. Home equity net charge-offs were $26 million, up $7 million from the third quarter of 2013 primarily due to the change in nonaccrual accounting policy. Net charge-offs on brokered home equity loans represented 32 percent of fourth quarter home equity losses; such loans are 13 percent of the total $9.2 billion home equity portfolio. Originations of these loans were discontinued in 2007. Net charge-offs in the auto portfolio of $6 million were flat compared with the prior quarter. Net charge-offs on consumer credit card loans were $21 million, up $2 million from the third quarter. Net charge-offs on other consumer loans were $4 million, down $5 million compared with the previous quarter.

	For the Three Months Ended
	December 2013	September 2013	June 2013	March 2013	December 2012
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$1,677	$1,735	$1,783	$1,854	$1,925
Total net losses charged off	(148)	(109)	(112)	(133)	(147)
Provision for loan and lease losses	53	51	64	62	76

Allowance for loan and lease losses, ending	1,582	1,677	1,735	1,783	1,854
Reserve for unfunded commitments, beginning	167	166	168	179	176
Provision (benefit) for unfunded commitments	(5)	1	(2)	(11)	3

Reserve for unfunded commitments, ending	162	167	166	168	179
Components of allowance for credit losses:
Allowance for loan and lease losses	1,582	1,677	1,735	1,783	1,854
Reserve for unfunded commitments	162	167	166	168	179

Total allowance for credit losses	$1,744	$1,844	$1,901	$1,951	$2,033
Allowance for loan and lease losses ratio
As a percent of loans and leases	1.79%	1.92%	1.99%	2.08%	2.16%
As a percent of nonperforming loans and leases(a)	211%	218%	191%	187%	180%
As a percent of nonperforming assets(a)	161%	165%	151%	147%	144%

(a)	Excludes nonaccrual loans and leases in loans held for sale.

Provision for loan and lease losses totaled $53 million in the fourth quarter of 2013, up $2 million from the third quarter of 2013 and down $23 million from the fourth quarter of 2012. The allowance for loan and lease losses declined $95 million sequentially reflecting continued improvement in credit trends and charges to the allowance. The allowance represented 1.79 percent of total loans and leases outstanding as of quarter end, compared with 1.92 percent last quarter, and represented 211 percent of nonperforming loans and leases, and 161 percent of nonperforming assets.

	As of
	December 2013	September 2013	June 2013	March 2013	December 2012
Nonperforming Assets and Delinquent Loans ($ in millions)
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$127	$146	$218	$229	$234
Commercial mortgage loans	90	106	169	184	215
Commercial construction loans	10	27	39	66	70
Commercial leases	3	1	1	1	1
Residential mortgage loans	83	83	96	110	114
Home equity	74	28	28	28	30
Automobile loans	—	—	—	—	—
Other consumer loans and leases	—	—	—	—	1

Total nonaccrual loans and leases	$387	$391	$551	$618	$665
Restructured loans and leases—commercial (nonaccrual)(c)	228	241	196	159	177
Restructured loans and leases—consumer (nonaccrual)	136	138	162	174	187

Total nonperforming loans and leases	$751	$770	$909	$951	$1,029
Repossessed personal property	7	7	6	7	8
Other real estate owned(a)	222	237	235	252	249

Total nonperforming assets(b)	$980	$1,014	$1,150	$1,210	$1,286
Nonaccrual loans held for sale	6	11	15	16	25
Restructured loans—commercial (nonaccrual) held for sale	—	—	—	3	4

Total nonperforming assets including loans held for sale	$986	$1,025	$1,165	$1,229	$1,315

Restructured Consumer loans and leases (accrual)	$1,685	$1,694	$1,671	$1,683	$1,655
Restructured Commercial loans and leases (accrual)(c)	$869	$499	$475	$441	$431
Total loans and leases 90 days past due	$103	$156	$152	$164	$195
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned(b)	0.84%	0.88%	1.04%	1.11%	1.19%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned(b)	1.10%	1.16%	1.32%	1.41%	1.49%

(a)	Excludes government insured advances.
(b)	Does not include nonaccrual loans held for sale.
(c)	Excludes $21.5 million of restructured nonaccrual loans and $7.6 million of restructured accruing loans associated with a consolidated variable interest entity in which the Bancorp has no continuing credit risk as of December 31, 2013, September 30, 2013, June 30, 2013 and March 31, 2013.

Total nonperforming assets, including loans held-for-sale, were $986 million, a decline of $39 million, or 4 percent, from the previous quarter. Nonperforming assets held-for-investment (NPAs) were $980 million, or 1.10 percent, of total loans, leases and OREO, and decreased $34 million, or 3 percent, from the previous quarter. Nonperforming loans held-for-investment (NPLs) at quarter end were $751 million or 0.84 percent of total loans, leases and OREO, and decreased $19 million, or 2 percent, from the previous quarter. During the quarter, the change in nonaccrual policy increased nonaccrual home equity loans by $46 million, or 5 bps.

Commercial portfolio NPAs were $607 million, or 1.16 percent of commercial loans, leases and OREO, and decreased $73 million, or 11 percent, from the third quarter. Commercial portfolio NPLs were $458 million, or 0.88 percent of commercial loans and leases, and decreased $63 million from last quarter. C&I portfolio NPAs of $290 million decreased $31 million from the prior quarter. Commercial mortgage portfolio NPAs were $252 million, down $44 million from the previous quarter. Commercial construction portfolio NPAs were $59 million, a decrease of $3 million from the previous quarter. Commercial lease portfolio NPAs were $5 million, an increase of $4 million from the previous quarter.

Commercial real estate loans in Michigan and Florida represented 52 percent of commercial real estate NPAs and 35 percent of our total commercial real estate portfolio. Commercial portfolio NPAs included $228 million of nonaccrual troubled debt restructurings (TDRs), compared with $241 million last quarter.

Consumer portfolio NPAs of $373 million, or 1.02 percent of consumer loans, leases and OREO, increased $39 million from the third quarter. Consumer portfolio NPLs were $293 million, or 0.80 percent of consumer loans and leases and increased $44 million from last quarter. Of consumer NPAs, $332 million were in residential real estate portfolios. Residential mortgage NPAs were $223 million, $6 million lower than last quarter, with Florida representing 38 percent of residential mortgage NPAs and 13 percent of total residential mortgage loans. Home equity NPAs of $109 million were up $46 million compared with last quarter due to the change in nonaccrual policy. Credit card NPAs of $33 million decreased $1 million compared to the previous quarter. Consumer nonaccrual TDRs were $136 million in the fourth quarter of 2013, compared with $138 million in the third quarter 2013.

Fourth quarter OREO balances included in portfolio NPA balances described above were $222 million, down $15 million from the third quarter, and included $149 million in commercial OREO and $73 million in consumer OREO. Repossessed personal property of $7 million consisted largely of autos.

Loans still accruing over 90 days past due were $103 million, down $53 million, or 34 percent, from the third quarter of 2013. Commercial balances over 90 days past due were immaterial and consumer balances 90 days past due of $103 million were down $50 million from the previous quarter. The sequential decline was primarily due to a $46 million decrease in home equity loans over 90 days past due, which resulted from the previously mentioned change in nonaccrual policy. Loans 30-89 days past due of $276 million increased $18 million, or 7 percent, from the previous quarter. Commercial balances 30-89 days past due of $17 million were up $4 million sequentially and consumer balances 30-89 days past due of $259 million increased $14 million from the third quarter. The above delinquencies figures exclude nonaccruals described previously.

Commercial nonaccrual loans held-for-sale were $6 million, compared with $11 million at the end of the third quarter.

Capital Position

	For the Three Months Ended
	December 2013	September 2013	June 2013	March 2013	December 2012
Capital Position
Average shareholders’ equity to average assets	11.51%	11.71%	11.64%	11.38%	11.65%
Tangible equity(a)	9.44%	9.75%	9.65%	9.36%	9.17%
Tangible common equity (excluding unrealized gains/losses)(a)	8.63%	9.27%	8.83%	9.03%	8.83%
Tangible common equity (including unrealized gains/losses)(a)	8.69%	9.42%	8.94%	9.28%	9.10%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses)(a)(b)	9.45%	9.95%	9.49%	9.77%	9.57%
Regulatory capital ratios:(c)
Tier I risk-based capital	10.35%	11.14%	11.07%	10.83%	10.65%
Total risk-based capital	14.07%	14.35%	14.34%	14.35%	14.42%
Tier I leverage	9.64%	10.58%	10.40%	10.03%	10.05%
Tier I common equity(a)	9.38%	9.88%	9.43%	9.70%	9.51%
Book value per share	15.85	15.84	15.56	15.42	15.10
Tangible book value per share(a)	13.00	13.09	12.69	12.62	12.33

(a)	The tangible equity, tangible common equity, tier I common equity and tangible book value per share ratios, while not required by accounting principles generally accepted in the United States of America (U.S. GAAP), are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. See the Regulation G Non-GAAP Reconciliation table for a reconciliation of these ratios to U.S. GAAP.
(b)	Under the banking agencies risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.
(c)	Current period regulatory capital data ratios are estimated.

Capital ratios remained strong during the quarter, reflecting growth in retained earnings, and included the impact of the redemption of TruPS and issuance of preferred stock during the quarter as well as the payment of preferred dividends and share repurchase activity. Compared with the prior quarter, the Tier 1 common equity ratio* of 9.38 percent decreased 50 bps. The tangible common equity to tangible assets ratio* was 8.63 percent (excluding unrealized gains/losses) and 8.69 percent (including unrealized gains/losses). The Tier 1 risk-based capital ratio decreased 79 bps to 10.35 percent. The Total risk-based capital ratio decreased 28 bps to 14.07 percent and the Leverage ratio decreased 94 bps to 9.64 percent.

Book value per share at December 31, 2013 was $15.85 and tangible book value per share* was $13.00, compared with September 30, 2013 book value per share of $15.84 and tangible book value per share of $13.09.

As previously announced, Fifth Third entered into a share repurchase agreement with a counterparty on November 13, 2013, whereby Fifth Third would purchase approximately $200 million of its outstanding common stock. For the quarter, this transaction reduced Fifth Third’s share count by 8.5 million shares on the initial transaction date, which had a 4 million impact on average share count. Fifth Third expects the settlement of the forward contract to occur on or before February 28, 2014. Additionally, as previously announced, Fifth Third entered into another share repurchase agreement with a counterparty on December 10, 2013, whereby Fifth Third would purchase approximately $456 million of its outstanding common stock. For the quarter, this transaction reduced Fifth Third’s share count by 19.1 million shares on the initial

*	Non-GAAP measure; see Reg. G reconciliation on page 34.

transaction date, which had a 4 million impact on average share count. Fifth Third expects the settlement of the forward contract to occur on or before March 26, 2014. Also, the settlement of the forward contract related to the May 21, 2013 share repurchase agreement occurred on October 1, 2013, and an additional 4.3 million shares were repurchased upon completion of the agreement which was reflected in the fourth quarter share count.

As previously announced, pursuant to Fifth Third’s 2013 CCAR capital plan, Fifth Third issued 6.625 percent fixed-to-floating noncumulative perpetual preferred stock (Series I preferred stock) for net proceeds of $443 million on December 4, 2013.

U.S. banking regulators have approved final capital rules for U.S. banks, including changes to the definition of capital components (i.e. the numerator of capital ratios) and changes to risk-weighting rules for assets (i.e. the denominator of capital ratios). These final rules implement portions of rules proposed by international banking regulators known as Basel III and Basel II. Fifth Third is not a Basel “Advanced Approaches” institution. Therefore, Fifth Third would be subject to the general capital rules governing the capital or numerator portion of these final rules and the “Standardized Approach” for risk-weighting assets. Additionally, Fifth Third would have a one-time irrevocable option to neutralize certain accumulated other comprehensive income (AOCI) components in capital, comparable to treatment under prevailing capital rules. Fifth Third will also be subject to the Market Risk Rule for trading assets and liabilities, which has been re-proposed for alignment with the other final capital rules. We continue to evaluate the final rule and its impact, which would apply beginning reporting periods after January 1, 2015.

Our current estimate of the pro-forma fully phased in Tier I common equity ratio at December 31, 2013 under the final capital rule, assuming the Company elected to maintain the current treatment of AOCI components in capital, would be approximately 9.0 percent**. This would compare with 9.4 percent* as calculated under the currently prevailing Basel I capital framework. The primary drivers of the change from the prevailing capital framework to the Basel III framework would be an increase in Tier I common equity of approximately 6 bps, which would be more than offset by modestly higher risk-weighted assets. (The largest impact to the numerator is that the new rules would not require the current 10 percent deduction of mortgage servicing rights assets; the largest changes to the denominator would be the treatment of securitizations, mortgage servicing rights, and lending commitments of less than a year.) Should Fifth Third make the election to include AOCI components in capital, the December 31, 2013 pro forma Basel III Tier 1 common ratio would be increased by approximately 7 bps. Fifth Third’s pro forma Tier 1 common equity ratio exceeds the minimum buffered Tier 1 common equity ratio of 7 percent, comprising a minimum of 4.5 percent plus a capital conservation buffer of 2.5 percent. The pro forma Tier 1 common equity ratio does not include the effect of any mitigating actions the Bancorp may undertake to offset any impact of the final capital rules.

The new regulations approved by U.S. banking regulators also cease Tier 1 capital treatment for outstanding TruPS for banking organizations greater than $15 billion by January 1, 2016. On December 30, 2013, Fifth Third redeemed the $750

*	Non-GAAP measure; see Reg. G reconciliation on page 34.
**

Capital ratios estimated; presented under current U.S. capital regulations. The pro forma Basel III Tier I common equity ratio is management’s estimate based upon its current interpretation of recent prospective regulatory capital requirements approved in July 2013.

million of Fifth Third Capital Trust IV due to a determination of a Capital Treatment Event. Fifth Third’s Tier 1 and Total capital levels at December 31, 2013 included $60 million of TruPS.

Fifth Third is subject to the Federal Reserve’s (FRB) Capital Plan Rule which was issued November 1, 2013. Under this rule, we are required to submit our annual capital plan to the Federal Reserve, for its objection or non-objection. Fifth Third submitted its 2014 capital plan on January 6, 2014, as required. The plan includes those capital actions Fifth Third intends to pursue or contemplate during the period covered by the FRB’s response, which is the second quarter of 2014 through the first quarter of 2015. Our plan for the covered period included the possibility that we would increase our common dividend consistent with the FRB’s 30 percent payout ratio guidance and conduct common share repurchases at levels which would be expected to maintain common equity capital levels in the current range. Any such actions would be based on the FRB’s non-objection, environmental and market conditions, earnings results, our capital position, and other factors, as well as approval by the Fifth Third Board of Directors, at the time. The Federal Reserve has indicated to the BHCs that it will issue its response on or before March 31, 2014.

Tax Rate

The effective tax rate was 28.4 percent this quarter compared with 30.3 percent in the third quarter and 26.8 percent in the fourth quarter of 2012.

Other

Fifth Third Bank owns 48.8 million units representing a 25 percent interest in Vantiv Holding, LLC, convertible into shares of Vantiv, Inc., a publicly traded firm (NYSE: VNTV). Based upon Vantiv’s closing price of $32.61 on December 31, 2013, our interest in Vantiv was valued at approximately $1.6 billion. Next month in our 10-K, we will update our disclosure of the carrying value of our interest in Vantiv stock, which was $415 million as of September 30, 2013. The difference between the market value and the book value of Fifth Third’s interest in Vantiv’s shares is not recognized in Fifth Third’s equity or capital. Additionally, Fifth Third has a warrant to purchase additional shares in Vantiv which is carried as a derivative asset at a fair value of $384 million as of December 31, 2013.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 9:00 a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Thursday, February 6 by dialing 800-585-8367 for domestic access and 404-537-3406 for international access (passcode 144287558#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of December 31, 2013, the Company had $130 billion in assets and operated 17 affiliates with 1,320 full-service Banking Centers, including 104 Bank Mart® locations, most open seven days a week, inside select grocery stores and 2,586 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 25% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2013, had $302 billion in assets under care, of which it managed $27 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”

Forward-Looking Statements

This news release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties from the separation of or the results of operations of Vantiv, LLC; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (22) ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

# # #

Quarterly Financial Review for December 31, 2013

Table of Contents

Financial Highlights	20-21
Consolidated Statements of Income	22
Consolidated Statements of Income (Taxable Equivalent)	23
Consolidated Balance Sheets	24-25
Consolidated Statements of Changes in Equity	26
Average Balance Sheet and Yield Analysis	27-29
Summary of Loans and Leases	30
Regulatory Capital	31
Summary of Credit Loss Experience	32
Asset Quality	33
Regulation G Non-GAAP Reconciliation	34
Segment Presentation	35

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	December 2013	September 2013	December 2012	Seq	Yr/Yr	December 2013	December 2012	Yr/Yr
Income Statement Data
Net interest income(a)	$905	$898	$903	1%	—	$3,581	$3,612	(1%)
Noninterest income	703	721	880	(2%)	(20%)	3,227	2,999	8%
Total revenue(a)	1,608	1,619	1,783	(1%)	(10%)	6,808	6,611	3%
Provision for loan and lease losses	53	51	76	5%	(30%)	229	303	(24%)
Noninterest expense	989	959	1,163	3%	(15%)	3,961	4,080	(3%)
Net income attributable to Bancorp	402	421	399	(4%)	1%	1,836	1,576	16%
Net income available to common shareholders	383	421	390	(9%)	(2%)	1,799	1,541	17%
Common Share Data
Earnings per share, basic	$0.44	$0.47	$0.44	(6%)	—	$2.05	$1.69	21%
Earnings per share, diluted	0.43	0.47	0.43	(9%)	—	2.02	1.66	22%
Cash dividends per common share	0.12	0.12	0.10	—	20%	0.47	0.36	31%
Book value per share	15.85	15.84	15.10	0%	5%	15.85	15.10	5%
Market price per share	21.03	18.05	15.20	17%	38%	21.03	15.20	38%
Common shares outstanding (in thousands)	855,306	887,030	882,152	(4%)	(3%)	855,306	882,152	(3%)
Average common shares outstanding (in thousands):
Basic	868,077	880,183	884,676	(1%)	(2%)	869,463	904,425	(4%)
Diluted	877,511	888,111	925,585	(1%)	(5%)	894,736	945,554	(5%)
Market capitalization	$17,987	$16,011	$13,409	12%	34%	$17,987	$13,409	34%
Financial Ratios
Return on average assets	1.24%	1.35%	1.33%	(8%)	(7%)	1.48%	1.34%	11%
Return on average common equity	10.8%	12.1%	11.5%	(10%)	(6%)	13.1%	11.6%	13%
Return on average tangible common equity(b)	13.1%	14.7%	14.1%	(11%)	(7%)	16.0%	14.3%	12%
Noninterest income as a percent of total revenue	44%	45%	49%	(2%)	(11%)	47%	45%	5%
Average Bancorp shareholders’ equity as a percent of average assets	11.51%	11.71%	11.65%	(2%)	(1%)	11.56%	11.65%	(1%)
Tangible common equity(c)(d)	8.63%	9.27%	8.83%	(7%)	(2%)	8.63%	8.83%	(2%)
Net interest margin(a)	3.21%	3.31%	3.49%	(3%)	(8%)	3.32%	3.55%	(7%)
Efficiency(a)	61.5%	59.2%	65.2%	4%	(6%)	58.2%	61.7%	(6%)
Effective tax rate	28.4%	30.3%	26.8%	(6%)	6%	29.7%	28.8%	3%
Credit Quality
Net losses charged off	$148	$109	$147	36%	—	$501	$704	(29%)
Net losses charged off as a percent of average loans and leases	0.67%	0.49%	0.70%	35%	(4%)	0.58%	0.85%	(32%)
Allowance for loan and lease losses as a percent of portfolio loans and leases	1.79%	1.92%	2.16%	(7%)	(17%)	1.79%	2.16%	(17%)
Allowance for credit losses as a percent of portfolio loans and leases	1.97%	2.11%	2.37%	(7%)	(17%)	1.97%	2.37%	(17%)
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned(e)	1.10%	1.16%	1.49%	(5%)	(26%)	1.10%	1.49%	(26%)
Average Balances
Loans and leases, including held for sale	$88,865	$89,154	$86,180	—	3%	$89,093	$84,822	5%
Total securities and other short-term investments	23,043	18,528	16,765	24%	37%	18,861	16,814	12%
Total assets	128,179	123,346	118,943	4%	8%	123,732	117,614	5%
Transaction deposits(f)	85,740	83,245	80,195	3%	7%	82,915	78,116	6%
Core deposits(g)	89,269	86,921	84,289	3%	6%	86,675	82,422	5%
Wholesale funding(h)	19,069	16,924	16,354	13%	17%	17,797	16,978	5%
Bancorp shareholders’ equity	14,757	14,440	13,855	2%	7%	14,302	13,701	4%
Regulatory Capital Ratios(i)
Tier I risk-based capital	10.35%	11.14%	10.65%	(7%)	(3%)	10.35%	10.65%	(3%)
Total risk-based capital	14.07%	14.35%	14.42%	(2%)	(2%)	14.07%	14.42%	(2%)
Tier I leverage	9.64%	10.58%	10.05%	(9%)	(4%)	9.64%	10.05%	(4%)
Tier I common equity(d)	9.38%	9.88%	9.51%	(5%)	(1%)	9.38%	9.51%	(1%)
Operations
Banking centers	1,320	1,326	1,325	—	—	1,320	1,325	—
ATMs	2,586	2,374	2,415	9%	7%	2,586	2,415	7%
Full-time equivalent employees	19,446	20,256	20,798	(4%)	(7%)	19,446	20,798	(7%)

(a)	Presented on a fully taxable equivalent basis.
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income).
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale.
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(g)	Includes transaction deposits plus other time deposits.
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt.
(i)	Current period regulatory capital ratios are estimates.

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	December 2013	September 2013	June 2013	March 2013	December 2012
Income Statement Data
Net interest income(a)	$905	$898	$885	$893	$903
Noninterest income	703	721	1,060	743	880
Total revenue(a)	1,608	1,619	1,945	1,636	1,783
Provision for loan and lease losses	53	51	64	62	76
Noninterest expense	989	959	1,035	978	1,163
Net income attributable to Bancorp	402	421	591	422	399
Net income available to common shareholders	383	421	582	413	390
Common Share Data
Earnings per share, basic	$0.44	$0.47	$0.67	$0.47	$0.44
Earnings per share, diluted	0.43	0.47	0.65	0.46	0.43
Cash dividends per common share	0.12	0.12	0.12	0.11	0.10
Book value per share	15.85	15.84	15.56	15.42	15.10
Market price per share	21.03	18.05	18.05	16.31	15.20
Common shares outstanding (in thousands)	855,306	887,030	851,474	874,645	882,152
Average common shares outstanding (in thousands):
Basic	868,077	880,183	858,583	870,923	884,676
Diluted	877,511	888,111	900,625	913,163	925,585
Market capitalization	$17,987	$16,011	$15,369	$14,265	$13,409
Financial Ratios
Return on average assets	1.24%	1.35%	1.94%	1.41%	1.33%
Return on average common equity	10.8%	12.1%	17.3%	12.5%	11.5%
Return on average tangible common equity(b)	13.1%	14.7%	21.1%	15.4%	14.1%
Noninterest income as a percent of total revenue	44%	45%	55%	45%	49%
Average Bancorp shareholders’ equity as a percent of average assets	11.51%	11.71%	11.64%	11.38%	11.65%
Tangible common equity(c)(d)	8.63%	9.27%	8.83%	9.03%	8.83%
Net interest margin(a)	3.21%	3.31%	3.33%	3.42%	3.49%
Efficiency(a)	61.5%	59.2%	53.2%	59.8%	65.2%
Effective tax rate	28.4%	30.3%	29.7%	30.4%	26.8%
Credit Quality
Net losses charged off	$148	$109	$112	$133	$147
Net losses charged off as a percent of average loans and leases	0.67%	0.49%	0.51%	0.63%	0.70%
Allowance for loan and lease losses as a percent of portfolio loans and leases	1.79%	1.92%	1.99%	2.08%	2.16%
Allowance for credit losses as a percent of portfolio loans and leases	1.97%	2.11%	2.18%	2.28%	2.37%
Nonperforming assets as a percent of portfolio loans, leases
and other assets, including other real estate owned(e)	1.10%	1.16%	1.32%	1.41%	1.49%
Average Balances
Loans and leases, including held for sale	$88,865	$89,154	$89,473	$88,880	$86,180
Total securities and other short-term investments	23,043	18,528	16,962	16,846	16,765
Total assets	128,179	123,346	122,212	121,117	118,943
Transaction deposits(f)	85,740	83,245	81,678	80,938	80,195
Core deposits(g)	89,269	86,921	85,537	84,920	84,289
Wholesale funding(h)	19,069	16,924	17,508	17,683	16,354
Bancorp shareholders’ equity	14,757	14,440	14,221	13,779	13,855
Regulatory Capital Ratios(i)
Tier I risk-based capital	10.35%	11.14%	11.07%	10.83%	10.65%
Total risk-based capital	14.07%	14.35%	14.34%	14.35%	14.42%
Tier I leverage	9.64%	10.58%	10.40%	10.03%	10.05%
Tier I common equity(d)	9.38%	9.88%	9.43%	9.70%	9.51%
Operations
Banking centers	1,320	1,326	1,326	1,320	1,325
ATMs	2,586	2,374	2,433	2,426	2,415
Full-time equivalent employees	19,446	20,256	20,569	20,744	20,798

(a)	Presented on a fully taxable equivalent basis.
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income).
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale.
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(g)	Includes transaction deposits plus other time deposits.
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt.
(i)	Current period regulatory capital ratios are estimates.

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	December 2013	September 2013	December 2012	Seq	Yr/Yr	December 2013	December 2012	Yr/Yr
Interest Income
Interest and fees on loans and leases	$845	$857	$891	(1%)	(5%)	3,447	3,574	(4%)
Interest on securities	154	134	124	15%	25%	520	529	(2%)
Interest on other short-term investments	3	1	1	NM	NM	6	4	61%

Total interest income	1,002	992	1,016	1%	(1%)	3,973	4,107	(3%)
Interest Expense
Interest on deposits	48	51	51	(7%)	(7%)	202	216	(7%)
Interest on other short-term borrowings	1	1	3	(7%)	(66%)	6	8	(29%)
Interest on long-term debt	53	47	63	15%	(15%)	204	289	(29%)

Total interest expense	102	99	117	3%	(13%)	412	513	(19%)

Net Interest Income	900	893	899	1%	—	3,561	3,594	(1%)
Provision for loan and lease losses	53	51	76	5%	(30%)	229	303	(24%)

Net interest income after provision for loan and lease losses	847	842	823	—	3%	3,332	3,291	1%
Noninterest Income
Service charges on deposits	142	140	134	1%	6%	549	522	5%
Corporate banking revenue	94	102	114	(8%)	(18%)	400	413	(3%)
Mortgage banking net revenue	126	121	258	4%	(51%)	700	845	(17%)
Investment advisory revenue	98	97	93	2%	6%	393	374	5%
Card and processing revenue	71	69	66	3%	8%	272	253	8%
Other noninterest income	170	185	215	(7%)	(21%)	879	574	53%
Securities gains, net	2	2	2	(36%)	(23%)	21	15	40%
Securities gains, net—non-qualifying hedges on mortgage servicing rights	—	5	(2)	(100%)	(100%)	13	3	NM

Total noninterest income	703	721	880	(2%)	(20%)	3,227	2,999	8%
Noninterest Expense
Salaries, wages and incentives	388	389	416	—	(7%)	1,581	1,607	(2%)
Employee benefits	78	83	96	(6%)	(19%)	357	371	(4%)
Net occupancy expense	77	75	76	2%	1%	307	302	2%
Technology and communications	53	52	52	2%	2%	204	196	4%
Equipment expense	29	29	27	—	8%	114	110	4%
Card and processing expense	37	33	31	13%	18%	134	121	11%
Other noninterest expense	327	298	465	10%	(30%)	1,264	1,373	(8%)

Total noninterest expense	989	959	1,163	3%	(15%)	3,961	4,080	(3%)
Income before income taxes	561	604	540	(7%)	4%	2,598	2,210	18%
Applicable income tax expense	159	183	144	(13%)	11%	772	636	22%

Net Income	402	421	396	(5%)	2%	1,826	1,574	16%
Less: Net income attributable to noncontrolling interests	—	—	(3)	NM	89%	(10)	(2)	NM

Net income attributable to Bancorp	402	421	399	(4%)	1%	1,836	1,576	16%
Dividends on preferred stock	19	—	9	100%	NM	37	35	5%

Net income available to common shareholders	$383	$421	$390	(9%)	(2%)	1,799	1,541	17%

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	December 2013	September 2013	June 2013	March 2013	December 2012
Interest Income
Interest and fees on loans and leases	$845	$857	$864	$882	$891
Interest on securities	154	134	119	112	124
Interest on other short-term investments	3	1	1	1	1

Total interest income	1,002	992	984	995	1,016
Taxable equivalent adjustment	5	5	5	5	4

Total interest income (taxable equivalent)	1,007	997	989	1,000	1,020
Interest Expense
Interest on deposits	48	51	53	50	51
Interest on other short-term borrowings	1	1	1	3	3
Interest on long-term debt	53	47	50	54	63

Total interest expense	102	99	104	107	117

Net Interest Income (taxable equivalent)	905	898	885	893	903
Provision for loan and lease losses	53	51	64	62	76

Net interest income (taxable equivalent) after provision for loan and lease losses	852	847	821	831	827
Noninterest Income
Service charges on deposits	142	140	136	131	134
Corporate banking revenue	94	102	106	99	114
Mortgage banking net revenue	126	121	233	220	258
Investment advisory revenue	98	97	98	100	93
Card and processing revenue	71	69	67	65	66
Other noninterest income	170	185	414	109	215
Securities gains, net	2	2	—	17	2
Securities gains, net—non-qualifying hedges on mortgage servicing rights	—	5	6	2	(2)

Total noninterest income	703	721	1,060	743	880
Noninterest Expense
Salaries, wages and incentives	388	389	404	399	416
Employee benefits	78	83	83	114	96
Net occupancy expense	77	75	76	79	76
Technology and communications	53	52	50	49	52
Equipment expense	29	29	28	28	27
Card and processing expense	37	33	33	31	31
Other noninterest expense	327	298	361	278	465

Total noninterest expense	989	959	1,035	978	1,163

Income before income taxes (taxable equivalent)	566	609	846	596	544
Taxable equivalent adjustment	5	5	5	5	4

Income before income taxes	561	604	841	591	540
Applicable income tax expense	159	183	250	179	144

Net Income	402	421	591	412	396
Less: Net Income attributable to noncontrolling interests	—	—	—	(10)	(3)

Net income attributable to Bancorp	402	421	591	422	399
Dividends on preferred stock	19	—	9	9	9

Net income available to common shareholders	$383	$421	$582	$413	$390

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	December 2013	September 2013	December 2012	Seq	Yr/Yr
Assets
Cash and due from banks	$3,178	$2,887	$2,441	10%	30%
Available-for-sale and other securities(a)	18,597	18,080	15,207	3%	22%
Held-to-maturity securities(b)	208	265	284	(21%)	(27%)
Trading securities	343	246	207	39%	65%
Other short-term investments	5,116	2,622	2,421	95%	NM
Loans held for sale	944	1,330	2,939	(29%)	(68%)
Portfolio loans and leases:
Commercial and industrial loans	39,316	38,253	36,038	3%	9%
Commercial mortgage loans	8,066	8,052	9,103	—	(11%)
Commercial construction loans	1,039	875	698	19%	49%
Commercial leases	3,625	3,572	3,549	1%	2%
Residential mortgage loans	12,680	12,534	12,017	1%	6%
Home equity	9,246	9,356	10,018	(1%)	(8%)
Automobile loans	11,984	12,072	11,972	(1%)	—
Credit card	2,294	2,157	2,097	6%	9%
Other consumer loans and leases	364	360	290	1%	25%

Portfolio loans and leases	88,614	87,231	85,782	2%	3%
Allowance for loan and lease losses	(1,582)	(1,677)	(1,854)	(6%)	(15%)

Portfolio loans and leases, net	87,032	85,554	83,928	2%	4%
Bank premises and equipment	2,531	2,528	2,542	—	—
Operating lease equipment	730	707	581	3%	26%
Goodwill	2,416	2,416	2,416	—	—
Intangible assets	19	21	27	(8%)	(28%)
Servicing rights	971	919	697	6%	39%
Other assets	8,358	8,098	8,204	3%	2%

Total assets	$130,443	$125,673	$121,894	4%	7%

Liabilities
Deposits:
Demand	$32,634	$30,153	$30,023	8%	9%
Interest checking	25,875	23,527	24,477	10%	6%
Savings	17,045	17,583	19,879	(3%)	(14%)
Money market	11,644	10,433	6,875	12%	69%
Foreign office	1,976	1,409	885	40%	NM
Other time	3,530	3,524	4,015	—	(12%)
Certificates—$100,000 and over	6,571	7,497	3,284	(12%)	100%
Other	—	—	79	—	(100%)

Total deposits	99,275	94,126	89,517	5%	11%
Federal funds purchased	284	225	901	26%	(69%)
Other short-term borrowings	1,380	3,487	6,280	(60%)	(78%)
Accrued taxes, interest and expenses	1,758	1,692	1,708	4%	3%
Other liabilities	3,487	3,365	2,639	4%	32%
Long-term debt	9,633	8,098	7,085	19%	36%

Total liabilities	115,817	110,993	108,130	4%	7%
Equity
Common stock(c)	2,051	2,051	2,051	—	—
Preferred stock	1,034	593	398	75%	NM
Capital surplus	2,561	2,565	2,758	—	(7%)
Retained earnings	10,156	9,876	8,768	3%	16%
Accumulated other comprehensive income	82	218	375	(63%)	(78%)
Treasury stock	(1,295)	(662)	(634)	96%	NM

Total Bancorp shareholders’ equity	14,589	14,641	13,716	—	6%
Noncontrolling interests	37	39	48	(3%)	(22%)

Total Equity	14,626	14,680	13,764	—	6%

Total liabilities and equity	$130,443	$125,673	$121,894	4%	7%

(a) Amortized cost	$18,409	$17,665	$14,571	4%	26%
(b) Market values	208	265	284	(21%)	(27%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	855,306	887,030	882,152	(4%)	(3%)
Treasury	68,587	36,863	41,741	86%	64%

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	December 2013	September 2013	June 2013	March 2013	December 2012
Assets
Cash and due from banks	$3,178	$2,887	$2,390	$2,186	$2,441
Available-for-sale and other securities(a)	18,597	18,080	16,187	15,263	15,207
Held-to-maturity securities(b)	208	265	274	283	284
Trading securities	343	246	219	218	207
Other short-term investments	5,116	2,622	1,109	2,286	2,421
Loans held for sale	944	1,330	2,148	2,691	2,939
Portfolio loans and leases:
Commercial and industrial loans	39,316	38,253	37,856	36,757	36,038
Commercial mortgage loans	8,066	8,052	8,443	8,766	9,103
Commercial construction loans	1,039	875	754	694	698
Commercial leases	3,625	3,572	3,567	3,568	3,549
Residential mortgage loans	12,680	12,534	12,400	12,091	12,017
Home equity	9,246	9,356	9,531	9,727	10,018
Automobile loans	11,984	12,072	12,015	11,741	11,972
Credit card	2,294	2,157	2,114	2,043	2,097
Other consumer loans and leases	364	360	352	289	290

Portfolio loans and leases	88,614	87,231	87,032	85,676	85,782
Allowance for loan and lease losses	(1,582)	(1,677)	(1,735)	(1,783)	(1,854)

Portfolio loans and leases, net	87,032	85,554	85,297	83,893	83,928
Bank premises and equipment	2,531	2,528	2,540	2,540	2,542
Operating lease equipment	730	707	645	598	581
Goodwill	2,416	2,416	2,416	2,416	2,416
Intangible assets	19	21	23	25	27
Servicing rights	971	919	899	772	697
Other assets	8,358	8,098	9,213	8,211	8,204

Total assets	$130,443	$125,673	$123,360	$121,382	$121,894

Liabilities
Deposits:
Demand	$32,634	$30,153	$30,097	$30,027	$30,023
Interest checking	25,875	23,527	22,878	23,175	24,477
Savings	17,045	17,583	18,448	19,339	19,879
Money market	11,644	10,433	9,247	8,613	6,875
Foreign office	1,976	1,409	1,570	1,089	885
Other time	3,530	3,524	3,793	3,909	4,015
Certificates—$100,000 and over	6,571	7,497	7,374	5,472	3,284
Other	—	—	47	—	79

Total deposits	99,275	94,126	93,454	91,624	89,517
Federal funds purchased	284	225	636	386	901
Other short-term borrowings	1,380	3,487	2,112	2,439	6,280
Accrued taxes, interest and expenses	1,758	1,692	1,619	1,599	1,708
Other liabilities	3,487	3,365	4,322	3,094	2,639
Long-term debt	9,633	8,098	6,940	8,320	7,085

Total liabilities	115,817	110,993	109,083	107,462	108,130
Equity
Common stock(c)	2,051	2,051	2,051	2,051	2,051
Preferred stock	1,034	593	991	398	398
Capital surplus	2,561	2,565	2,689	2,782	2,758
Retained earnings	10,156	9,876	9,561	9,084	8,768
Accumulated other comprehensive income	82	218	149	333	375
Treasury stock	(1,295)	(662)	(1,202)	(766)	(634)

Total Bancorp shareholders’ equity	14,589	14,641	14,239	13,882	13,716
Noncontrolling interests	37	39	38	38	48

Total Equity	14,626	14,680	14,277	13,920	13,764

Total liabilities and equity	$130,443	$125,673	$123,360	$121,382	$121,894

(a) Amortized cost	$18,409	$17,665	$15,793	$14,652	$14,571
(b) Market values	208	265	274	283	284
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	855,306	887,030	851,474	874,645	882,152
Treasury	68,587	36,863	72,419	49,248	41,741

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Equity

$ in millions

(unaudited)

	For the Three Months Ended		Year to Date
	December 2013	December 2012	December 2013	December 2012
Total equity, beginning	$14,680	$13,769	$13,764	$13,251
Net income attributable to Bancorp	402	399	1,836	1,576
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	(147)	(82)	(291)	(73)
Qualifying cash flow hedges	(18)	(12)	(37)	(30)
Change in accumulated other comprehensive income related to employee benefit plans	29	1	35	8

Comprehensive income	266	306	1,543	1,481
Cash dividends declared:
Common stock	(103)	(88)	(407)	(325)
Preferred stock	(19)	(9)	(37)	(35)
Impact of stock transactions under stock compensation plans, net	17	14	60	44
Shares acquired for treasury	(656)	(225)	(1,320)	(650)
Issuance of preferred stock	442	—	1,035	—
Noncontrolling interest	(1)	(3)	(11)	(2)
Other	—	—	(1)	—

Total equity, ending	$14,626	$13,764	$14,626	$13,764

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	December 2013	September 2013	December 2012	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$38,846	$38,145	$34,311	2%	13%
Commercial mortgage loans	8,051	8,280	9,209	(3%)	(12%)
Commercial construction loans	955	797	697	20%	39%
Commercial leases	3,579	3,574	3,509	—	2%
Residential mortgage loans	13,544	14,333	14,028	(6%)	(3%)
Home equity	9,296	9,432	10,129	(1%)	(8%)
Automobile loans	12,019	12,083	11,944	(1%)	1%
Credit card	2,202	2,140	2,029	3%	9%
Other consumer loans and leases	373	370	324	1%	17%
Taxable securities	18,383	16,590	15,187	11%	21%
Tax exempt securities	48	44	57	11%	(15%)
Other short-term investments	4,612	1,894	1,521	NM	NM

Total interest-earning assets	111,908	107,682	102,945	4%	9%
Cash and due from banks	2,956	2,380	2,442	24%	21%
Other assets	14,986	15,015	15,468	—	(3%)
Allowance for loan and lease losses	(1,671)	(1,731)	(1,912)	(3%)	(13%)

Total assets	$128,179	$123,346	$118,943	4%	8%

Liabilities
Interest-bearing liabilities:
Interest checking	$24,650	$23,116	$23,556	7%	5%
Savings	17,323	18,026	20,216	(4%)	(14%)
Money market	11,285	9,693	6,026	16%	87%
Foreign office	1,717	1,755	1,174	(2%)	46%
Other time	3,529	3,676	4,094	(4%)	(14%)
Certificates—$100,000 and over	7,456	7,315	3,084	2%	142%
Other	—	17	32	(99%)	(99%)
Federal funds purchased	301	464	794	(35%)	(62%)
Other short-term borrowings	2,177	1,675	4,553	30%	(52%)
Long-term debt	9,135	7,453	7,891	23%	16%

Total interest-bearing liabilities	77,573	73,190	71,420	6%	9%
Demand deposits	30,765	30,655	29,223	—	5%
Other liabilities	5,045	5,023	4,394	—	15%

Total liabilities	113,383	108,868	105,037	4%	8%
Equity	14,796	14,478	13,906	2%	6%

Total liabilities and equity	$128,179	$123,346	$118,943	4%	8%

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	3.46%	3.49%	4.01%
Commercial mortgage loans	3.53%	3.60%	3.69%
Commercial construction loans	3.46%	3.71%	3.01%
Commercial leases	3.10%	3.22%	3.42%
Residential mortgage loans	3.88%	3.87%	3.94%
Home equity	3.62%	3.74%	3.72%
Automobile loans	2.96%	3.02%	3.46%
Credit card	9.90%	9.93%	9.96%
Other consumer loans and leases	43.19%	42.84%	50.06%

Total loans and leases	3.79%	3.83%	4.13%
Taxable securities	3.32%	3.20%	3.23%
Tax exempt securities	5.65%	5.08%	2.91%
Other short-term investments	0.26%	0.26%	0.28%

Total interest-earning assets	3.57%	3.68%	3.94%
Interest-bearing liabilities:
Interest checking	0.22%	0.23%	0.22%
Savings	0.11%	0.11%	0.14%
Money market	0.26%	0.24%	0.23%
Foreign office	0.27%	0.29%	0.27%
Other time	0.98%	1.33%	1.54%
Certificates—$100,000 and over	0.64%	0.74%	1.39%
Other	0.05%	0.08%	0.14%
Federal funds purchased	0.14%	0.10%	0.16%
Other short-term borrowings	0.15%	0.21%	0.21%
Long-term debt	2.32%	2.47%	3.19%

Total interest-bearing liabilities	0.52%	0.54%	0.65%
Ratios:
Net interest margin (taxable equivalent)	3.21%	3.31%	3.49%
Net interest rate spread (taxable equivalent)	3.05%	3.14%	3.29%
Interest-bearing liabilities to interest-earning assets	69.32%	67.97%	69.38%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	Year to Date		% Change
	December 2013	December 2012	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$37,770	$32,911	15%
Commercial mortgage loans	8,481	9,686	(12%)
Commercial construction loans	793	835	(4%)
Commercial leases	3,565	3,502	2%
Residential mortgage loans	14,428	13,370	8%
Home equity	9,554	10,369	(8%)
Automobile loans	12,021	11,849	1%
Credit card	2,121	1,960	8%
Other consumer loans and leases	360	340	5%
Taxable securities	16,395	15,262	7%
Tax exempt securities	49	57	(12%)
Other short-term investments	2,417	1,495	62%

Total interest-earning assets	107,954	101,636	6%
Cash and due from banks	2,482	2,355	5%
Other assets	15,053	15,695	(4%)
Allowance for loan and lease losses	(1,757)	(2,072)	(15%)

Total assets	123,732	117,614	5%

Liabilities
Interest-bearing liabilities:
Interest checking	23,582	23,096	2%
Savings	18,440	21,393	(14%)
Money market	9,467	4,903	93%
Foreign office	1,501	1,528	(2%)
Other time	3,760	4,306	(13%)
Certificates—$100,000 and over	6,339	3,102	104%
Other	17	27	(37%)
Federal funds purchased	503	560	(10%)
Other short-term borrowings	3,024	4,246	(29%)
Long-term debt	7,914	9,043	(12%)

Total interest-bearing liabilities	74,547	72,204	3%
Demand deposits	29,925	27,196	10%
Other liabilities	4,917	4,462	10%

Total liabilities	109,389	103,862	5%
Equity	14,343	13,752	4%

Total liabilities and equity	123,732	117,614	5%

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	3.60%	4.10%	(12%)
Commercial mortgage loans	3.60%	3.81%	(5%)
Commercial construction loans	3.45%	2.99%	15%
Commercial leases	3.26%	3.62%	(10%)
Residential mortgage loans	3.91%	4.06%	(4%)
Home equity	3.71%	3.79%	(2%)
Automobile loans	3.10%	3.70%	(16%)
Credit card	9.87%	9.79%	1%
Other consumer loans and leases	42.93%	45.32%	(5%)

Total loans and leases	3.89%	4.23%	(8%)
Taxable securities	3.16%	3.45%	(9%)
Tax exempt securities	5.29%	3.29%	6%
Other short-term investments	0.26%	0.26%	—

Total interest-earning assets	3.70%	4.06%	(9%)
Interest-bearing liabilities:
Interest checking	0.23%	0.22%
Savings	0.12%	0.17%
Money market	0.25%	0.22%
Foreign office	0.28%	0.27%
Other time	1.33%	1.59%
Certificates—$100,000 and over	0.78%	1.48%
Other	0.11%	0.13%
Federal funds purchased	0.12%	0.14%
Other short-term borrowings	0.18%	0.18%
Long-term debt	2.58%	3.17%

Total interest-bearing liabilities	0.55%	0.71%
Ratios:
Net interest margin (taxable equivalent)	3.32%	3.55%
Net interest rate spread (taxable equivalent)	3.15%	3.35%
Interest-bearing liabilities to interest-earning assets	69.05%	71.04%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	December 2013	September 2013	June 2013	March 2013	December 2012
Assets
Interest-earning assets:
Commercial and industrial loans	$38,846	$38,145	$37,636	$36,423	$34,311
Commercial mortgage loans	8,051	8,280	8,627	8,978	9,209
Commercial construction loans	955	797	717	700	697
Commercial leases	3,579	3,574	3,553	3,557	3,509
Residential mortgage loans	13,544	14,333	14,984	14,866	14,028
Home equity	9,296	9,432	9,625	9,872	10,129
Automobile loans	12,019	12,083	11,887	12,096	11,944
Credit card	2,202	2,140	2,071	2,069	2,029
Other consumer loans and leases	373	370	373	319	324
Taxable securities	18,383	16,590	15,346	15,224	15,187
Tax exempt securities	48	44	55	51	57
Other short-term investments	4,612	1,894	1,561	1,571	1,521

Total interest-earning assets	111,908	107,682	106,435	105,726	102,945
Cash and due from banks	2,956	2,380	2,359	2,225	2,442
Other assets	14,986	15,015	15,198	15,016	15,468
Allowance for loan and lease losses	(1,671)	(1,731)	(1,780)	(1,850)	(1,912)

Total assets	$128,179	$123,346	$122,212	$121,117	$118,943

Liabilities
Interest-bearing liabilities:
Interest checking	$24,650	$23,116	$22,796	$23,763	$23,556
Savings	17,323	18,026	18,864	19,576	20,216
Money market	11,285	9,693	8,918	7,932	6,026
Foreign office	1,717	1,755	1,418	1,102	1,174
Other time	3,529	3,676	3,859	3,982	4,094
Certificates—$100,000 and over	7,456	7,315	6,519	4,017	3,084
Other	—	17	10	40	32
Federal funds purchased	301	464	560	691	794
Other short-term borrowings	2,177	1,675	2,867	5,429	4,553
Long-term debt	9,135	7,453	7,552	7,506	7,891

Total interest-bearing liabilities	77,573	73,190	73,363	74,038	71,420
Demand deposits	30,765	30,655	29,682	28,565	29,223
Other liabilities	5,045	5,023	4,908	4,687	4,394

Total liabilities	113,383	108,868	107,953	107,290	105,037
Equity	14,796	14,478	14,259	13,827	13,906

Total liabilities and equity	$128,179	$123,346	$122,212	$121,117	$118,943

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	3.46%	3.49%	3.58%	3.90%	4.01%
Commercial mortgage loans	3.53%	3.60%	3.65%	3.63%	3.69%
Commercial construction loans	3.46%	3.71%	3.41%	3.21%	3.01%
Commercial leases	3.10%	3.22%	3.36%	3.38%	3.42%
Residential mortgage loans	3.88%	3.87%	3.91%	3.98%	3.94%
Home equity	3.62%	3.74%	3.76%	3.74%	3.72%
Automobile loans	2.96%	3.02%	3.16%	3.29%	3.46%
Credit card	9.90%	9.93%	9.97%	9.67%	9.96%
Other consumer loans and leases	43.19%	42.84%	39.49%	46.77%	50.06%

Total loans and leases	3.79%	3.83%	3.89%	4.04%	4.13%
Taxable securities	3.32%	3.20%	3.09%	2.98%	3.23%
Tax exempt securities	5.65%	5.08%	5.01%	5.44%	2.91%
Other short-term investments	0.26%	0.26%	0.24%	0.26%	0.28%

Total interest-earning assets	3.57%	3.68%	3.73%	3.84%	3.94%
Interest-bearing liabilities:
Interest checking	0.22%	0.23%	0.23%	0.23%	0.22%
Savings	0.11%	0.11%	0.12%	0.13%	0.14%
Money market	0.26%	0.24%	0.24%	0.24%	0.23%
Foreign office	0.27%	0.29%	0.29%	0.26%	0.27%
Other time	0.98%	1.33%	1.48%	1.50%	1.54%
Certificates—$100,000 and over	0.64%	0.74%	0.82%	1.09%	1.39%
Other	0.05%	0.08%	0.08%	0.13%	0.14%
Federal funds purchased	0.14%	0.10%	0.11%	0.14%	0.16%
Other short-term borrowings	0.15%	0.21%	0.18%	0.18%	0.21%
Long-term debt	2.32%	2.47%	2.65%	2.94%	3.19%

Total interest-bearing liabilities	0.52%	0.54%	0.57%	0.59%	0.65%
Ratios:
Net interest margin (taxable equivalent)	3.21%	3.31%	3.33%	3.42%	3.49%
Net interest rate spread (taxable equivalent)	3.05%	3.14%	3.16%	3.25%	3.29%
Interest-bearing liabilities to interest-earning assets	69.32%	67.97%	68.93%	70.03%	69.38%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions (unaudited)

	For the Three Months Ended
	December 2013	September 2013	June 2013	March 2013	December 2012
Average Loans and Leases
Commercial:
Commercial and industrial loans	$38,835	$38,133	$37,630	$36,395	$34,301
Commercial mortgage loans	8,047	8,273	8,618	8,965	9,193
Commercial construction loans	952	793	713	695	686
Commercial leases	3,578	3,572	3,552	3,556	3,509

Subtotal—commercial	51,412	50,771	50,513	49,611	47,689
Consumer:
Residential mortgage loans	12,609	12,486	12,260	12,096	11,846
Home equity	9,296	9,432	9,625	9,872	10,129
Automobile loans	12,019	12,083	11,887	11,961	11,944
Credit card	2,202	2,140	2,071	2,069	2,029
Other consumer loans and leases	357	360	351	294	306

Subtotal—consumer	36,483	36,501	36,194	36,292	36,254

Total average loans and leases (excluding held for sale)	$87,895	$87,272	$86,707	$85,903	$83,943

Average loans held for sale	970	1,882	2,766	2,977	2,237
End of Period Loans and Leases
Commercial:
Commercial and industrial loans	$39,316	$38,253	$37,856	$36,757	$36,038
Commercial mortgage loans	8,066	8,052	8,443	8,766	9,103
Commercial construction loans	1,039	875	754	694	698
Commercial leases	3,625	3,572	3,567	3,568	3,549

Subtotal—commercial	52,046	50,752	50,620	49,785	49,388
Consumer:
Residential mortgage loans	12,680	12,534	12,400	12,091	12,017
Home equity	9,246	9,356	9,531	9,727	10,018
Automobile loans	11,984	12,072	12,015	11,741	11,972
Credit card	2,294	2,157	2,114	2,043	2,097
Other consumer loans and leases	364	360	352	289	290

Subtotal—consumer	36,568	36,479	36,412	35,891	36,394

Total portfolio loans and leases	$88,614	$87,231	$87,032	$85,676	$85,782

Core business activity	938	1,318	2,134	2,672	2,910
Portfolio management activity	6	12	14	19	29

Total loans held for sale	944	1,330	2,148	2,691	2,939
Operating lease equipment	730	707	645	598	581
Loans and Leases Serviced for Others:(a)
Commercial and industrial loans	685	727	748	757	721
Commercial mortgage loans	274	284	293	334	325
Commercial construction loans	43	40	39	28	29
Commercial leases	227	211	179	184	179
Residential mortgage loans	69,159	68,987	67,160	64,768	62,465
Automobile loans	370	408	448	489	—

Total loans and leases serviced for others	70,758	70,657	68,867	66,560	63,719

Total loans and leases serviced	$161,046	$159,925	$158,692	$155,525	$153,021

(a)	Fifth Third sells certain loans and leases and obtains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital(a)

$ in millions

(unaudited)

	As of
	December 2013	September 2013	June 2013	March 2013	December 2012
Tier I capital:
Bancorp shareholders’ equity	14,589	14,641	14,239	13,882	13,716
Goodwill and certain other intangibles	(2,492)	(2,492)	(2,496)	(2,504)	(2,499)
Unrealized (gains) losses	(82)	(218)	(149)	(333)	(375)
Qualifying trust preferred securities	60	810	810	810	810
Other	19	21	22	23	33

Total tier I capital	12,094	12,762	12,426	11,878	11,685
Total risk-based capital:
Tier I capital	12,094	12,762	12,426	11,878	11,685
Qualifying allowance for credit losses	1,465	1,438	1,411	1,379	1,381
Qualifying subordinated notes	2,883	2,236	2,264	2,474	2,750

Total risk-based capital	16,442	16,436	16,101	15,731	15,816

Risk-weighted assets(b)	116,836	114,544	112,285	109,626	109,699
Ratios:
Average shareholders’ equity to average assets	11.51%	11.71%	11.64%	11.38%	11.65%
Regulatory capital:

Fifth Third Bancorp
Tier I risk-based capital	10.35%	11.14%	11.07%	10.83%	10.65%
Total risk-based capital	14.07%	14.35%	14.34%	14.35%	14.42%
Tier I leverage	9.64%	10.58%	10.40%	10.03%	10.05%
Tier I common equity(c)	9.38%	9.88%	9.43%	9.70%	9.51%
Fifth Third Bank
Tier I risk-based capital	11.51%	11.61%	11.76%	11.47%	11.28%
Total risk-based capital	12.85%	12.96%	13.12%	12.84%	12.74%
Tier I leverage	10.73%	11.02%	11.05%	10.63%	10.65%

(a)	Current period regulatory capital data and ratios are estimated.
(b)	Under the banking agencies’ risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.
(c)	The tier I common equity ratio while not required by U.S. GAAP, is considered to be an important metric with which to analyze a bank’s position. The ratio has been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	December 2013	September 2013	June 2013	March 2013	December 2012
Average loans and leases (excluding held for sale):
Commercial and industrial loans	$38,835	$38,133	$37,630	$36,395	$34,301
Commercial mortgage loans	8,047	8,273	8,618	8,965	9,193
Commercial construction loans	952	793	713	695	686
Commercial leases	3,578	3,572	3,552	3,556	3,509
Residential mortgage loans	12,609	12,486	12,260	12,096	11,846
Home equity	9,296	9,432	9,625	9,872	10,129
Automobile loans	12,019	12,083	11,887	11,961	11,944
Credit card	2,202	2,140	2,071	2,069	2,029
Other consumer loans and leases	357	360	351	294	306

Total average loans and leases (excluding held for sale)	$87,895	$87,272	$86,707	$85,903	$83,943

Losses charged off:
Commercial and industrial loans	($78)	($52)	($42)	($35)	($43)
Commercial mortgage loans	(13)	(8)	(15)	(29)	(23)
Commercial construction loans	(4)	(1)	—	(4)	(4)
Commercial leases	—	—	(2)	—	—
Residential mortgage loans	(15)	(15)	(18)	(22)	(25)
Home equity	(30)	(23)	(27)	(34)	(38)
Automobile loans	(11)	(10)	(11)	(12)	(14)
Credit card	(24)	(22)	(23)	(23)	(22)
Other consumer loans and leases	(8)	(10)	(7)	(9)	(8)

Total losses	(183)	(141)	(145)	(168)	(177)
Recoveries of losses previously charged off:
Commercial and industrial loans	12	8	9	10	7
Commercial mortgage loans	5	6	5	3	6
Commercial construction loans	—	3	—	1	—
Commercial leases	—	—	—	—	1
Residential mortgage loans	2	3	3	2	2
Home equity	4	4	4	4	4
Automobile loans	5	4	6	8	5
Credit card	3	3	4	3	3
Other consumer loans and leases	4	1	2	4	2

Total recoveries	35	32	33	35	30
Net losses charged off:
Commercial and industrial loans	(66)	(44)	(33)	(25)	(36)
Commercial mortgage loans	(8)	(2)	(10)	(26)	(17)
Commercial construction loans	(4)	2	—	(3)	(4)
Commercial leases	—	—	(2)	—	1
Residential mortgage loans	(13)	(12)	(15)	(20)	(23)
Home equity	(26)	(19)	(23)	(30)	(34)
Automobile loans	(6)	(6)	(5)	(4)	(9)
Credit card	(21)	(19)	(19)	(20)	(19)
Other consumer loans and leases	(4)	(9)	(5)	(5)	(6)

Total net losses charged off	($148)	($109)	($112)	($133)	($147)

Net charge-off ratios:
Commercial and industrial loans	0.67%	0.46%	0.35%	0.28%	0.42%
Commercial mortgage loans	0.40%	0.14%	0.50%	1.18%	0.70%
Commercial construction loans	1.65%	(1.16%)	(0.04%)	1.44%	1.91%
Commercial leases	(0.01%)	(0.02%)	0.18%	0.03%	(0.08%)
Residential mortgage loans	0.39%	0.39%	0.48%	0.69%	0.77%
Home equity	1.09%	0.79%	0.96%	1.23%	1.36%
Automobile loans	0.20%	0.19%	0.16%	0.16%	0.27%
Credit card	3.69%	3.52%	3.68%	3.82%	3.71%
Other consumer loans and leases	6.03%	9.09%	5.02%	6.61%	9.83%

Total net charge-off ratio	0.67%	0.49%	0.51%	0.63%	0.70%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	December 2013	September 2013	June 2013	March 2013	December 2012
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$1,677	$1,735	$1,783	$1,854	$1,925
Total net losses charged off	(148)	(109)	(112)	(133)	(147)
Provision for loan and lease losses	53	51	64	62	76

Allowance for loan and lease losses, ending	$1,582	$1,677	$1,735	$1,783	$1,854
Reserve for unfunded commitments, beginning	$167	$166	$168	$179	$176
Provision (benefit) for unfunded commitments	(5)	1	(2)	(11)	3

Reserve for unfunded commitments, ending	$162	$167	$166	$168	$179

Components of allowance for credit losses:
Allowance for loan and lease losses	$1,582	$1,677	$1,735	$1,783	$1,854
Reserve for unfunded commitments	162	167	166	168	179

Total allowance for credit losses	$1,744	$1,844	$1,901	$1,951	$2,033

Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$127	$146	$218	$229	$234
Commercial mortgage loans	90	106	169	184	215
Commercial construction loans	10	27	39	66	70
Commercial leases	3	1	1	1	1
Residential mortgage loans	83	83	96	110	114
Home equity	74	28	28	28	30
Automobile loans	—	—	—	—	—
Other consumer loans and leases	—	—	—	—	1

Total nonaccrual portfolio loans and leases	387	391	551	618	665
Restructured loans and leases—commercial (nonaccrual)	228	241	196	159	177
Restructured loans and leases—consumer (nonaccrual)	136	138	162	174	187

Total nonperforming portfolio loans and leases	751	770	909	951	1,029
Repossessed property	7	7	6	7	8
Other real estate owned(b)	222	237	235	252	249

Total nonperforming assets(a)	980	1,014	1,150	1,210	1,286
Nonaccrual loans held for sale	6	11	15	16	25
Restructured loans—commercial (nonaccrual) held for sale	—	—	—	3	4

Total nonperforming assets including loans held for sale	$986	$1,025	$1,165	$1,229	$1,315

Restructured portfolio consumer loans and leases (accrual)	$1,685	$1,694	$1,671	$1,683	$1,655
Restructured portfolio commercial loans and leases (accrual)	$869	$499	$475	$441	$431
Ninety days past due loans and leases:
Commercial and industrial loans	$—	$3	$—	$1	$1
Commercial mortgage loans	—	—	—	—	22
Commercial construction loans	—	—	—	—	1
Commercial leases	—	—	—	—	—

Total commercial loans and leases	—	3	—	1	24

Residential mortgage loans	66	73	71	74	75
Home equity	—	46	48	53	58
Automobile loans	8	8	6	7	8
Credit card	29	26	27	29	30
Other consumer loans and leases	—	—	—	—	—

Total consumer loans and leases	103	153	152	163	171

Total ninety days past due loans and leases	$103	$156	$152	$164	$195

Ratios
Net losses charged off as a percent of average loans and leases	0.67%	0.49%	0.51%	0.63%	0.70%
Allowance for loan and lease losses:
As a percent of portfolio loans and leases	1.79%	1.92%	1.99%	2.08%	2.16%
As a percent of nonperforming loans and leases(a)	211%	218%	191%	187%	180%
As a percent of nonperforming assets(a)	161%	165%	151%	147%	144%
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets , including other real estate owned(a)	0.84%	0.88%	1.04%	1.11%	1.19%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned(a)	1.10%	1.16%	1.32%	1.41%	1.49%
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	1.10%	1.15%	1.30%	1.39%	1.48%

(a)	Does not include nonaccrual loans held for sale
(b)	Excludes OREO related to government insured loans

Fifth Third Bancorp and Subsidiaries

Regulation G Non-GAAP Reconciliation

$ and shares in millions

(unaudited)

	For the Three Months Ended
	December 2013	September 2013	June 2013	March 2013	December 2012
Income before income taxes (U.S. GAAP)	$561	$604	$841	$591	$540
Add: Provision expense (U.S. GAAP)	53	51	64	62	76

Pre-provision net revenue	614	655	905	653	616
Net income available to common shareholders (U.S. GAAP)	383	421	582	413	390
Add: Intangible amortization, net of tax	1	1	1	1	2

Tangible net income available to common shareholders	384	422	583	414	392
Tangible net income available to common shareholders (annualized) (a)	1,523	1,674	2,338	1,679	1,559
Average Bancorp shareholders’ equity (U.S. GAAP)	14,757	14,440	14,221	13,779	13,855
Less: Average preferred stock	(703)	(593)	(717)	(398)	(398)
Average goodwill	(2,416)	(2,416)	(2,416)	(2,416)	(2,417)
Average intangible assets	(20)	(22)	(24)	(26)	(28)

Average tangible common equity (b)	11,618	11,409	11,064	10,939	11,012
Total Bancorp shareholders’ equity (U.S. GAAP)	14,589	14,641	14,239	13,882	13,716
Less: Preferred stock	(1,034)	(593)	(991)	(398)	(398)
Goodwill	(2,416)	(2,416)	(2,416)	(2,416)	(2,416)
Intangible assets	(19)	(21)	(23)	(25)	(27)

Tangible common equity, including unrealized gains / losses (c)	11,120	11,611	10,809	11,043	10,875
Less: Accumulated other comprehensive income	(82)	(218)	(149)	(333)	(375)

Tangible common equity, excluding unrealized gains / losses (d)	11,038	11,393	10,660	10,710	10,500
Add: Preferred stock	1,034	593	991	398	398

Tangible equity (e)	12,072	11,986	11,651	11,108	10,898
Total assets (U.S. GAAP)	130,443	125,673	123,360	121,382	121,894
Less: Goodwill	(2,416)	(2,416)	(2,416)	(2,416)	(2,416)
Intangible assets	(19)	(21)	(23)	(25)	(27)

Tangible assets, including unrealized gains / losses (f)	128,008	123,236	120,921	118,941	119,451
Less: Accumulated other comprehensive income / loss, before tax	(126)	(335)	(229)	(512)	(577)

Tangible assets, excluding unrealized gains / losses (g)	127,882	122,901	120,692	118,429	118,874
Total Bancorp shareholders’ equity (U.S. GAAP)	14,589	14,641	14,239	13,882	13,716
Goodwill and certain other intangibles	(2,492)	(2,492)	(2,496)	(2,504)	(2,499)
Unrealized gains	(82)	(218)	(149)	(333)	(375)
Qualifying trust preferred securities	60	810	810	810	810
Other	19	21	22	23	33

Tier I capital	12,094	12,762	12,426	11,878	11,685
Less: Preferred stock	(1,034)	(593)	(991)	(398)	(398)
Qualifying trust preferred securities	(60)	(810)	(810)	(810)	(810)
Qualifying noncontrolling interests in consolidated subsidiaries	(37)	(39)	(38)	(38)	(48)

Tier I common equity (h)	10,963	11,320	10,587	10,632	10,429
Common shares outstanding (i)	855	887	851	875	882
Risk-weighted assets, determined in accordance with prescribed regulatory requirements (j)	116,836	114,544	112,285	109,626	109,699
Ratios:
Return on average tangible common equity (a) / (b)	13.1%	14.7%	21.1%	15.4%	14.1%
Tangible equity (e) / (g)	9.44%	9.75%	9.65%	9.36%	9.17%
Tangible common equity (excluding unrealized gains/losses) (d) / (g)	8.63%	9.27%	8.83%	9.03%	8.83%
Tangible common equity (including unrealized gains/losses) (c) / (f)	8.69%	9.42%	8.94%	9.28%	9.10%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (d) / (j)	9.45%	9.95%	9.49%	9.77%	9.57%
Tangible book value per share (c) / (i)	$13.00	$13.09	$12.69	$12.62	$12.33
Tier I common equity (h) / (j)	9.38%	9.88%	9.43%	9.70%	9.51%

Basel III-Estimated Tier I common equity ratio
	December 2013	September 2013
Tier I common equity (Basel I)	10,963	11,320
Add: Adjustment related to capital components	82	88

Estimated Tier I common equity under final Basel III rules without AOCI (opt out)(k)	11,045	11,408
Add: Adjustment related to AOCI	82	218

Estimated Tier I common equity under final Basel III rules with AOCI (non opt out)(l)	11,127	11,626

Estimated risk-weighted assets under final Basel III rules (m)	122,602	120,447

Estimated Tier I common equity ratio under final Basel III rules (opt out) (k) / (m)	9.01%	9.47%
Estimated Tier I common equity ratio under final Basel III rules (non opt out) (l) / (m)	9.08%	9.65%

(k)(l)	Under the final Basel III rules, non-advanced approach banks are permitted to make a one-time election to opt out of the requirement to include AOCI in Tier I common equity. Other adjustments include mortgage servicing rights and deferred tax assets subject to threshold limitations and deferred tax liabilities related to intangible assets.
(m)	Key differences under Basel III in the calculation of risk-weighted assets compared to Basel I include: (1) Risk weighting for commitments under 1 year; (2) Higher risk weighting for exposures to securitizations, past due loans, foreign banks and certain commercial real estate; (3) Higher risk weighting for mortgage servicing rights and deferred tax assets that are under certain thresholds as a percent of Tier I capital; and (4) Derivatives are differentiated between exchange clearing and over-the-counter and the 50% risk-weight cap is removed.

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

For the three months ended December 31, 2013	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income(a)	$398	$382	$66	$45	$14	$905
Provision for loan and lease losses	(71)	(56)	(21)	—	95	(53)

Net interest income after provision for loan and lease losses	327	326	45	45	109	852
Total noninterest income	191	217	133	100	62	703
Total noninterest expense	(301)	(428)	(130)	(108)	(22)	(989)

Net income before taxes	217	115	48	37	149	566
Applicable income taxes(a)	(43)	(40)	(16)	(13)	(52)	(164)

Net income	174	75	32	24	97	402
Net income attributable to noncontrolling interest	—	—	—	—	—	—

Net income attributable to Bancorp	174	75	32	24	97	402
Dividends on preferred stock	—	—	—	—	19	19

Net income available to common shareholders	$174	$75	$32	$24	$78	$383

For the three months ended September 30, 2013	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income(a)	$379	$374	$76	$38	$31	$898
Provision for loan and lease losses	(37)	(52)	(20)	—	58	(51)

Net interest income after provision for loan and lease losses	342	322	56	38	89	847
Total noninterest income	205	217	136	99	64	721
Total noninterest expense	(287)	(430)	(168)	(107)	33	(959)

Net income before taxes	260	109	24	30	186	609
Applicable income taxes(a)	(54)	(38)	(9)	(10)	(77)	(188)

Net income	206	71	15	20	109	421
Net income attributable to noncontrolling interest	—	—	—	—	—	—

Net income attributable to Bancorp	206	71	15	20	109	421
Dividends on preferred stock	—	—	—	—	—	—

Net income available to common shareholders	$206	$71	$15	$20	$109	$421

For the three months ended June 30, 2013	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income(a)	$366	$358	$85	$35	$41	$885
Provision for loan and lease losses	(37)	(51)	(22)	(1)	47	(64)

Net interest income after provision for loan and lease losses	329	307	63	34	88	821
Total noninterest income	198	216	250	99	297	1,060
Total noninterest expense	(279)	(426)	(208)	(123)	1	(1,035)

Net income before taxes	248	97	105	10	386	846
Applicable income taxes(a)	(50)	(35)	(38)	(3)	(129)	(255)

Net income	198	62	67	7	257	591
Net income attributable to noncontrolling interest	—	—	—	—	—	—

Net income attributable to Bancorp	198	62	67	7	257	591
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	$198	$62	$67	$7	$248	$582

For the three months ended March 31, 2013	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income(a)	$365	$347	$85	$36	$60	$893
Provision for loan and lease losses	(43)	(58)	(29)	(1)	69	(62)

Net interest income after provision for loan and lease losses	322	289	56	35	129	831
Total noninterest income	184	205	229	108	17	743
Total noninterest expense	(277)	(423)	(177)	(115)	14	(978)

Net income before taxes	229	71	108	28	160	596
Applicable income taxes(a)	(44)	(26)	(38)	(10)	(66)	(184)

Net income	185	45	70	18	94	412
Net income attributable to noncontrolling interest	—	—	—	—	(10)	(10)

Net income attributable to Bancorp	185	45	70	18	104	422
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	$185	$45	$70	$18	$95	$413

For the three months ended December 31, 2012	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income(a)	$386	$341	$80	$31	$65	$903
Provision for loan and lease losses	(42)	(68)	(36)	(1)	71	(76)

Net interest income after provision for loan and lease losses	344	273	44	30	136	827
Total noninterest income	201	214	263	94	108	880
Total noninterest expense	(277)	(393)	(174)	(105)	(214)	(1,163)

Net income before taxes	268	94	133	19	30	544
Applicable income taxes(a)	(59)	(33)	(47)	(6)	(3)	(148)

Net income	209	61	86	13	27	396
Net income attributable to noncontrolling interest	—	—	—	—	(3)	(3)

Net income attributable to Bancorp	209	61	86	13	30	399
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	$209	$61	$86	$13	$21	$390

(a)	Includes taxable equivalent adjustments of $5 million for the three months ended December 31, 2013, $5 million for the three months ended September 30, 2013, $5 million for the three months ended June 30, 2013, $5 million for the three months ended March 31, 2013, and $4 million for the three months ended December 31, 2012.